Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

RENTECH, INC.,

as Parent,

RENTECH WP U.S. INC.,

as Buyer,

THE SHAREHOLDERS OF FULGHUM FIBRES, INC.,

as Sellers,

and

ANTHONY M. HAUFF,

as Sellers’ Representative,

Dated as of May 1, 2013

i

EXHIBITS
Exhibit A — Form of Escrow Agreement
Exhibit B — Form of Employment and Noncompetition Agreement
Exhibit C — Agreement between the Company and Fulghum Industries, Inc.
Exhibit D — Form of Amended and Restated JV Agreement of Fulghum Graanul, LLC
Exhibit E — Form of Transaction Bonus Letter
Exhibit F — Form of Press Release
Exhibit G — Form of Affidavit of Loss

SCHEDULES
Schedule 7.01(j) — Payoff Indebtedness
Schedule 7.01(k) — Required Consents
Schedule I — Pro Rata Portions
Sellers Disclosure Schedules

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2013, among (a) Rentech, Inc., a Colorado corporation (“Parent”), (b) Rentech WP U.S. Inc., a Delaware corporation (“Buyer”), (c) the Specific Trust pursuant to Item 7 U/W of O. T. Fulghum, Jr. dated November 6, 2006, a trust, the Marital Trust pursuant to Item 8 U/W of O. T. Fulghum, Jr. dated November 6, 2006, a trust, the Residuary Trust pursuant to Item 9 U/W of O. T. Fulghum, Jr. dated November 6, 2006, a trust, Judy A. King, an individual, Anthony M. Hauff, an individual, H. Heyward Wells, Jr., an individual, Heyward T. Fulghum, an individual, the Estate of L. Paul Glassburner, Jr., a deceased individual, the Estate of Fred Sims, a deceased individual, Jeffrey M. Harvey, an individual, Thomas C. Harvey, an individual, William H. Harvey, an individual, Mary Virginia Harvey, an individual, Joan Fulghum, an individual, Jeffrey Boatright, an individual, Kurt Mälzer, an individual, and John Bradley, an individual (each individually, “Seller” and collectively, “Sellers”), and (d) Anthony M. Hauff, in his capacity as Sellers’ Representative (“Sellers’ Representative”).

SUMMARY OF TRANSACTION

Sellers own beneficially and of record all of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”), and preferred stock (“Preferred Stock”), of Fulghum Fibres, Inc., a Georgia corporation (the “Company”). Buyer desires to purchase, and each Seller desires to sell, all of such Seller’s Shares upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, Sellers and Sellers’ Representative desires to enter into the Related Agreements to which it is a party at the Closing and to perform its obligations thereunder.

To effect such transactions and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND TERMS OF PAYMENT

Section 1.01. Sale of the Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, each Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from such Seller, all of the Shares of such Seller free and clear of all Encumbrances.

Section 1.02. Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Shares, Buyer will pay or cause to be paid an aggregate amount equal to the Initial Purchase Price to be paid at the Closing, plus the Post-Closing Addition or minus the Post-Closing Reduction to be paid after the Closing in an amount determined pursuant to Section 1.05 (the “Purchase Price”). The “Initial Purchase Price” shall be an initial amount equal to (a) Sixty Three Million Four Hundred Two Thousand Seven Hundred Ninety Nine and 90/100 Dollars ($63,402,799.90), less (b) the amount of the Closing Reduction, if any, plus (c) the amount of the Closing Addition, if any. At the Closing, Buyer shall pay or cause to be paid the Initial Purchase Price to the Persons and in the manner set forth in Section 1.04.

Section 1.03. Closing Statements.

(a) No later than three (3) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer Payoff Letters pursuant to Section 6.09.

(b) No later than three (3) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a statement (the “Estimated Transaction Expense Statement”) that sets forth, by payee, the aggregate amount of the Estimated Transaction Expenses in accordance with Section 1.05(a).

(c) No later than three (3) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and a calculation of the Estimated Net Working Capital and the Estimated Closing Date Indebtedness, in accordance with Section 1.05(a).

Section 1.04. Payment of Initial Purchase Price.

(a) Buyer shall deliver, or cause to be delivered, the following at Closing:

(i) to SunTrust Bank (the “Escrow Agent”), (A) Four Million Dollars ($4,000,000) in immediately available funds (the “Price Adjustment Escrow Amount”) and (B) Nine Million Six Hundred Seventy Five Thousand Dollars ($9,675,000) in immediately available funds (the “Indemnity Escrow Amount”), by wire transfer of such immediately available funds to the Escrow Agent, to be held in escrow in accordance with the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit A;

(ii) on behalf of the Company Group, to such account or accounts as designated by the applicable lender or agent in each Payoff Letter, an amount in immediately available funds equal to that portion of the Payoff Amount for the Company Debt to which such Payoff Letter relates;

(iii) on behalf of the Company Group, to the account or accounts as Sellers’ Representative specifies to Buyer in the Estimated Transaction Expense Statement, the aggregate amount of the Estimated Transaction Expenses;

(iv) on behalf of the Company Group, to an account designated by Sellers’ Representative (for further distribution by Sellers’ Representative to the members of Senior Management in accordance with the Transaction Bonus Letters), Seven Million Five Hundred Thousand Dollars ($7,500,000) in immediately available funds;

(v) on behalf of Sellers, to an account designated by Sellers’ Representative, Five Hundred Thousand Dollars ($500,000) in immediately available funds (the “Expense Funds”), to be used by Sellers’ Representative in accordance with Section 12.13(c); and

(vi) to Seller’s Representative (for further distribution by Sellers’ Representative to Sellers in accordance with Section 1.04(b)), immediately available funds representing the Initial Purchase Price less (A) the cash amounts paid pursuant to Sections 1.04(a)(i), (ii), (iii), (iv) and (v) and (B) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Continued Service Amount”), such amount to be retained by Buyer and paid to Senior Management, subject to the terms and conditions of the Transaction Bonus Letters (the aggregate amount of all payments to Sellers’ Representative under this Section 1.04(a)(vi), the “Initial Sellers Payment”). Delivery of the Initial Sellers Payment to Sellers’ Representative as provided in the preceding sentence shall be deemed delivery by Buyer of such Initial Sellers Payment to Sellers for purposes of this Agreement and, after completion of such delivery, neither Parent nor Buyer shall have any further obligation to deliver such Initial Sellers Payment to Sellers. To the extent that any of the Continued Service Amount is forfeited under the Transaction Bonus Letters, promptly after the first and second anniversaries of the Closing Date, Buyer shall pay to the Sellers’ Representative (by wire transfer of immediately available funds) the portion of such Continued Service Amount that has been forfeited, if any, as of such anniversary for further distribution by the Sellers’ Representative to Sellers in accordance with their respective Pro Rata Portions.

(b) Following the Closing, Sellers’ Representative shall, for each Seller who surrenders an original Company Stock Certificate to Sellers’ Representative, pay to such Seller such Seller’s Pro Rata Portion of the Initial Sellers Payment. Within three (3) Business Days of receipt of any such Company Stock Certificate, Sellers’ Representative shall deliver such Company Stock Certificate to Buyer. Each Seller hereby acknowledges and agrees that each Company Stock Certificate shall be deemed, from and after the Closing Date, to be cancelled and to represent only the right to receive such Seller’s Pro Rata Portion of the Initial Sellers Payment. If any Company Stock Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Stock Certificate may in lieu of delivery of such Company Stock Certificate deliver to Sellers’ Representative and Buyer an affidavit of that fact (an “Affidavit of Loss”), in the form attached hereto as Exhibit G, and, if required by Buyer or Parent, a surety bond in favor of Buyer and Parent as security against any claim that made be made against Buyer or Parent with respect to such Company Stock Certificate. Promptly after the six-month anniversary of the Closing Date, Sellers’ Representative shall deliver to Buyer any portion of the Initial Sellers Payment not disbursed to Sellers, and, thereafter, any Seller that has not yet received his, her or its Pro Rata Portion of the Initial Sellers Payment shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar Laws) with respect to any amounts that may be payable upon due surrender of the Company Stock Certificates held by such Seller. Notwithstanding the foregoing, none of Parent, Buyer or Sellers’ Representative shall be liable to any Seller for any cash amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.05. Adjustment of Initial Purchase Price.

(a) Adjustment at Closing. In accordance with Section 1.03, Sellers’ Representative shall deliver to Buyer the Estimated Closing Balance Sheet and a good faith calculation of the Estimated Net Working Capital based upon the Estimated Closing Balance Sheet, the Estimated Closing Date Indebtedness and the Estimated Transaction Expenses, together with reasonable supporting calculations and supporting documentation therefor. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied using the Company Accounting Principles; provided, however, that in the event of a conflict between consistency with the Company Accounting Principles and compliance with GAAP, compliance with GAAP shall control; provided, further, that, for the avoidance of doubt, the Company Accounting Principles as applied to the items set forth on Schedule 1.05(a) of the Sellers Disclosure Schedule shall be deemed to be in conformity with GAAP. Sellers’ Representative will consider in good faith any revisions to the calculations set forth in the Estimated Closing Balance Sheet proposed by Buyer and the Estimated Closing Balance Sheet shall be modified accordingly to reflect any revisions agreed upon by Buyer and Sellers’ Representative. At the Closing, as provided in Section 1.02, the Initial Purchase Price shall be determined in part by (i) reducing it by the amount, if any, by which the Base-Line Net Working Capital exceeds the Estimated Net Working Capital, or (ii) increasing it by the amount, if any, by which the Estimated Net Working Capital exceeds the Base-Line Net Working Capital. The reduction in and addition to the Initial Purchase Price referred to in the preceding sentence are hereafter collectively referred to as the “Closing Reduction” and “Closing Addition,” respectively.

(b) Final Closing Balance Sheet. No later than ninety (90) days after the Closing Date, Buyer will deliver to Sellers’ Representative the final Closing Balance Sheet (the “Final Closing Balance Sheet”) and the calculations of the Final Net Working Capital based upon the Final Closing Balance Sheet, as well as the Final Closing Date Indebtedness and the Final Transaction Expenses. The Final Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied using the Company Accounting Principles; provided, however, that in the event of a conflict between consistency with the Company Accounting Principles and compliance with GAAP, compliance with GAAP shall control; provided, further, that, for the avoidance of doubt, the Company Accounting Principles as applied to the items set forth on Schedule 1.05(a) of the Sellers Disclosure Schedule shall be deemed to be in conformity with GAAP.

(c) Review by Sellers’ Representative; Dispute Resolution.

(i) Following receipt of the Final Closing Balance Sheet, Sellers’ Representative will be afforded a period of forty-five (45) days to review the Final Closing Balance Sheet and the calculations of the Final Net Working Capital, the Final Closing Date Indebtedness and the Final Transaction Expenses during which period Sellers’ Representative and its advisors shall have the right to inspect all materials, including the work papers, generated by Buyer in preparation of the Final Closing Balance Sheet and such calculations and shall have reasonable and prompt access, during normal business hours, to the Company Group’s relevant personnel and to information, books and records of the Company Group reasonably requested by Sellers’ Representative and relevant to the Final Closing Balance Sheet and such calculations. At or before the end of such 45-day review period, Sellers’ Representative will either (A) accept the Final Closing Balance Sheet in its entirety, in which case Buyer’s calculations shall be final, conclusive and binding on the parties hereto, or (B) deliver to Buyer written notice and a written explanation of those items in the Final Closing Balance Sheet which Sellers’ Representative disputes and the proposed modification of such calculations, in which case only the items identified shall be deemed to be in dispute and the other items shall be deemed to be accepted; provided, however, that the only bases for objection with respect to the Final Net Working Capital calculation shall be (1) non-compliance with GAAP or the Company Accounting Principles, as applicable and (2) computational errors. Sellers’ Representative and each Seller shall be deemed to have accepted the Final Closing Balance Sheet in its entirety, and to have agreed with all items and amounts contained in the Final Closing Balance Sheet and Buyer’s calculations of the Final Net Working Capital, the Final Closing Date Indebtedness and the Final Transaction Expenses if Sellers’ Representative fails to deliver such notice and explanation of any items it disputes at or before the end of such 30-day review period. Within a further period of twenty (20) days from the end of the aforementioned review period, Sellers’ Representative, Buyer and their accountants will attempt to resolve in good faith any disputed items.

(ii) Failing such resolution, either Sellers’ Representative or Buyer may refer the unresolved disputed items for final binding resolution to the Dispute Accountants to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Net Working Capital, the Final Closing Date Indebtedness and/or the Final Transaction Expenses. In making such calculations, the Dispute Accountants shall consider only those items or amounts in the Final Closing Balance Sheet or the calculations of the Final Net Working Capital, the Final Closing Date Indebtedness and/or the Final Transaction Expenses as to which Buyer and Sellers’ Representative have disagreed and shall be instructed that it may not resolve any amounts in dispute such that the resolution is greater than the greatest amount proposed by the parties or less than the least amount proposed by the parties. The Dispute Accountants shall deliver to Buyer and Sellers’ Representative, within thirty (30) days of reference of the matter to the Dispute Accountants, a report setting forth its calculations, which shall be prepared in accordance with the standards set forth in Section 1.05(b). The decision of such Dispute Accountants, absent manifest error, will be nonappealable and incontestable by the parties hereto and will not be subject to collateral attack for any reason. The cost of such review and report shall be paid by Buyer and Sellers’ Representative (on behalf of Sellers) equally.

(iii) In the event the Dispute Accountants refuse the engagement under this Section 1.05(c), Buyer and Sellers’ Representative shall mutually agree on another nationally recognized firm of certified public accountants having no material relationship with the Company Group, Buyer or Sellers (the “Alternative Dispute Accountant”) to resolve any disputes according to this Section 1.05(c). If within thirty (30) days of such refusal, Buyer and Sellers’ Representative fail to mutually agree on an Alternative Dispute Accountant, Buyer and Sellers’ Representative shall thereafter promptly cause the American Arbitration Association to appoint the Alternative Dispute Accountant, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with the Company Group, Buyer or Sellers or their respective Affiliates. The fees and expenses of the Alternative Dispute Accountant shall be apportioned in the same manner as described in Section 1.05(c)(ii).

(d) Adjustment after Closing. After Closing, the Initial Sellers Payment shall be (i) (A) reduced by the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital, or (B) increased by the amount, if any, by which the Final Net Working Capital is greater than the Estimated Net Working Capital, (ii) (A) reduced by the amount, if any, by which the Final Closing Date Indebtedness exceeds the Estimated Closing Date Indebtedness, or (B) increased by the amount, if any, by which the Estimated Closing Date Indebtedness exceeds the Final Closing Date Indebtedness, and (iii) (A) reduced by the amount, if any, by which the Final Transaction Expenses exceed the Estimated Transaction Expenses, or increased by the amount, if any, by which the Estimated Transaction Expenses exceed the Final Transaction Expenses. The aggregate net reduction in or addition to the Initial Sellers Payment calculated pursuant to this Section 1.05(d) shall be referred to in this Agreement as the “Post-Closing Reduction” (in the case of an aggregate net reduction to the Initial Sellers Payment) or as the “Post-Closing Addition” (in the case of an aggregate net addition to the Initial Sellers Payment).

(e) Adjustment Payment. After the Final Closing Balance Sheet and the calculation of the Final Net Working Capital, the Final Closing Date Indebtedness and the Final Transaction Expenses become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.05(c), then:

(i) If any Post-Closing Addition is required, then Sellers’ Representative shall be entitled to receive a disbursement in accordance with the Escrow Agreement of all Escrow Funds in the Price Adjustment Escrow Account (which disbursement and payment shall be further distributed by Sellers’ Representative to Sellers in accordance with their respective Pro Rata Portions) and Buyer will also pay Sellers’ Representative the amount of the Post-Closing Addition in immediately available funds by wire transfer made within ten (10) Business Days after the final determination of the amount of the Post-Closing Addition pursuant to Section 1.05(d) (which disbursement and payment shall be further distributed by Sellers’ Representative to Sellers in accordance with their respective Pro Rata Portions).

(ii) If any Post-Closing Reduction is required, then Buyer shall be entitled to receive a disbursement in accordance with the Escrow Agreement from the Price Adjustment Escrow Account in an amount equal to the Post-Closing Reduction and, to the extent sufficient funds are not available therein, Buyer shall be entitled to receive a disbursement in accordance with the Escrow Agreement from the Indemnity Escrow Account in an amount equal to the amount of such deficiency; provided, however, that if the amount of the Escrow Funds in the Price Adjustment Escrow Account exceeds the amount of the Post-Closing Reduction, such excess after payment of the Post-Closing Reduction to Buyer shall be disbursed to Sellers’ Representative in accordance with the Escrow Agreement (which disbursement shall be further distributed by Sellers’ Representatives to Sellers in accordance with their respective Pro Rata Portions).

Section 1.06. Escrow. On the Closing Date, as provided in Section 1.04(a), Buyer shall deposit with the Escrow Agent the Price Adjustment Escrow Amount into an escrow account (the “Price Adjustment Escrow Account”), and the General Indemnity Escrow Amount into an escrow account (the “Indemnity Escrow Account” and, together with the Price Adjustment Escrow Account, the “Escrow Accounts”). The Escrow Agent shall hold each Escrow Account separately from the other Escrow Accounts as provided in the Escrow Agreement. Upon completion of such deposits, Buyer shall have no further obligation to pay such amounts to Sellers. The Escrow Funds shall be distributed by the Escrow Agent as provided in the Escrow Agreement. Buyer shall be responsible for the fees and expenses of the Escrow Agent and all taxes payable in respect to the Escrow Funds for so long as they are subject to escrow hereunder.

Section 1.07. Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or Sellers’ Representative such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

RELATED AGREEMENTS

Section 2.01. Related Agreements. Simultaneously with the Closing hereunder, the following agreements (the “Related Agreements”) shall be executed and delivered:

(a) The Escrow Agreement;

(b) The Employment and Noncompetition Agreements by and between Buyer and each of the Senior Management, in the form attached hereto as Exhibit B;

(c) The Agreement between the Company and Fulghum Industries, Inc., in the form attached hereto as Exhibit C;

(d) The Amended and Restated Joint Venture and Operating Agreement of Fulghum Graanul, LLC, in the form attached hereto as Exhibit D; and

(e) The Transaction Bonus Letters, each in the form attached hereto as Exhibit E.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING SELLERS

Each Seller hereby represents and warrants to Parent and Buyer only with respect to himself, herself or itself, as follows:

Section 3.01. Organization. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate, limited liability company or other entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

Section 3.02. Authority. If such Seller is not a natural person, such Seller has full corporate, limited liability company or other entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. If such Seller is not a natural person, the execution and delivery of this Agreement and the Related Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate, limited liability company or other entity action taken on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforcement is limited by the Enforceability Limitations. The Related Agreements to which such Seller is to be a party will, when executed and delivered by such Seller at Closing, assuming the due authorization, execution and delivery of the Related Agreements by the other parties thereto, constitute valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that such enforcement is limited by the Enforceability Limitations.

Section 3.03. Consents and Approvals; No Violation. Neither the execution or delivery of this Agreement or the Related Agreements by such Seller, nor the consummation by such Seller of the transactions contemplated hereby or thereby will: (a) if such Seller is not a natural person, conflict with or result in any breach of any provision of such Seller’s Constitutional Documents; (b) require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity; (c) result in a material default or a material breach (or give rise to any right of termination, non-renewal, cancellation, consent, amendment or acceleration) under, or result in the trigger of any payments or other obligations under, the terms, conditions or provisions of any material Contract to which such Seller is a party or by which such Seller or any of its assets may be bound; (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of such Seller under the terms, conditions or provisions of any Contract to which Seller or any of its assets may be bound or affected; or (e) violate in any material respect any Order or Law applicable to such Seller or any of its assets.

Section 3.04. Title to Shares. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 4.03(a) of the Sellers Disclosure Schedule, free and clear of all Encumbrances or other limitations affecting such Seller’s ability to transfer such Shares to Buyer. Immediately after the Closing, Buyer will own the Shares of such Seller free and clear of all Encumbrances or other limitations affecting such Seller’s ability to transfer such Shares to Buyer. No Person, other than Buyer, has any agreement, option, right or privilege capable of becoming an agreement for the purchase from such Seller of any of the Shares.

Section 3.05. Proceedings. There is no Claim or Proceeding which is pending or, to such Seller’s Knowledge, threatened against, or affecting such Seller, which could reasonably adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or the Related Agreements to which such Seller is a party.

Section 3.06. Broker. No broker, finder, investment banker, financial adviser or other Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon any arrangements made by or on behalf of such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING COMPANY

Each member of Senior Management hereby severally represents and warrants to Parent and Buyer, as follows:

Section 4.01. Organization; Qualification; Scope of Activities. Each of the Company and the Company Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of its respective jurisdiction of organization. Each of the Company and the Company Subsidiaries has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiaries are in good standing in each of the jurisdictions set forth on Section 4.01 of the Sellers Disclosure Schedule in which they are qualified or registered to do business as foreign corporations. Neither the Company nor any of the Company Subsidiaries is required to be qualified or licensed to do business as a foreign corporation, limited liability company or other entity in any other jurisdiction in which the Company Group owns, leases or operates property or otherwise conducts business, except where the failure to be qualified or licensed would not have a Material Adverse Effect. Except for the Company Subsidiaries or as set forth on Section 4.01 of the Sellers Disclosure Schedule, the Company does not have any Subsidiaries. The Company has heretofore delivered to Buyer true, correct and complete copies of the Constitutional Documents of the Company and each of the Company Subsidiaries as currently in effect.

Section 4.02. Consents and Approvals; No Violation. Neither the execution or delivery of this Agreement or the Related Agreements by Sellers, nor the consummation by Sellers of the transactions contemplated hereby or thereby will: (a) conflict with or result in any breach of any provision of the Company Group’s Constitutional Documents; (b) except as set forth on Section 4.02(b) of the Sellers Disclosure Schedule, result in a material default or a material breach (or give rise to any right of termination, non-renewal, cancellation, consent, notification, amendment or acceleration) under, or result in the trigger of any payments or other obligations under, the terms, conditions or provisions of any Material Contract to which the Company Group is a party or by which the Company Group or any of its assets may be bound; (c) result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under the terms, conditions or provisions of any Contract to which the Company Group or any of its assets may be bound or affected; or (d) violate in any material respect any Order or Law applicable to the Company Group or any of its assets.

Section 4.03. Capitalization.

(a) Section 4.03(a) of the Sellers Disclosure Schedule sets forth (i) the number of authorized shares of Capital Stock of each class of the Company and each Company Subsidiary, (ii) the number of issued and outstanding shares of each class of Capital Stock of the Company and each Company Subsidiary, and (iii) the name of each holder of Capital Stock of the Company and each Company Subsidiary and the number and class of such Capital Stock held by such holder. All of the shares of Capital Stock of the Company and each Company Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. All of the shares of Capital Stock of the Company are owned beneficially and of record by Sellers and, except as set forth on Section 4.03(a) of the Sellers Disclosure Schedule, all of the Capital Stock of each Company Subsidiary are directly or indirectly owned beneficially and of record by the Company.

(b) There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments or any preemptive right, right of first refusal, right of first offer or registration right) by the Company, Sellers or any other Person, of any Common Stock, Preferred Stock or other Capital Stock of the Company or any Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Common Stock, Preferred Stock or other Capital Stock of the Company or any Company Subsidiary. There are no agreements with respect to the voting of any Common Stock, Preferred Stock or other Capital Stock of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale or issuance of any Common Stock, Preferred Stock or other Capital Stock of the Company or any Company Subsidiary.

(c) The Company has not issued or granted, and there are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the Common Stock, Preferred Stock or other Capital Stock of, or other equity or voting interests in, the Company or any Company Subsidiary, including, without limitation, any stock options, stock appreciation rights, restricted stock awards, stock units, phantom equity or similar awards or rights or other obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment in or determined by reference to the Company’s or any Company Subsidiary’s Capital Stock.

(d) There is no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to the Common Stock, Preferred Stock or other Capital Stock of the Company or any Company Subsidiary, and there are no restrictions of any kind (other than under applicable state law or the financing agreements listed on Section 4.03(d) of the Sellers Disclosure Schedule) which prevent the payment of the foregoing by the Company or any Company Subsidiary.

Section 4.04. Investments. Section 4.04 of the Sellers Disclosure Schedule sets forth a true, correct and complete list of each of the debt or equity investments of the Company or any of the Company Subsidiaries (and commitments of the Company or any of the Company Subsidiaries to make any such debt or equity investments), directly or indirectly, in or with any Person. Except as set forth on Section 4.04 of the Sellers Disclosure Schedule, no such investment is subject to any restriction (contractual, statutory or otherwise) which would impair the Company Group’s ability to dispose of any such investment at any time, and all of such investments are owned free and clear of any Encumbrance.

Section 4.05. Company Financial Statements. The Company has previously furnished to Buyer true, correct and complete copies of the following financial statements (the “Company Financial Statements”): (a) the audited consolidated balance sheets of the Company as at March 31, 2012 and March 31, 2011 and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended; and (b) the unaudited consolidated balance sheets of the Company as at December 31, 2012 and December 31, 2011 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months then ended. The balance sheet as of March 31, 2012 included in the Company Financial Statements is referred to as the “Balance Sheet”. The balance sheets included in the Company Financial Statements (including the related notes thereto) present fairly in all material respects the financial position of the Company as of their respective dates, and the related statements of income, changes in stockholders’ equity and cash flows included in the Company Financial Statements (including the related notes thereto) present fairly in all material respects the results of operations of the Company for the periods then ended, all in conformity with GAAP applied on a consistent basis; provided, however, that, for the avoidance of doubt, the items set forth on Schedule 1.05(a) of the Sellers Disclosure Schedule shall be deemed to be in conformity with GAAP. All of the Inventory of the Company and the Company Subsidiaries is usable and salable in the ordinary course of business consistent with past practices of the Company and such Company Subsidiaries, except for obsolete items and items of below-standard quality which have been written down to estimated net realizable value in the Company Financial Statements. All accounts receivable of the Company that are reflected in the Company Financial Statements represent current and valid obligations arising from sales actually made and are collectible in the ordinary course of business, net of any reserves for such accounts receivable shown on the Balance Sheet.

Section 4.06. Undisclosed Liabilities.

(a) Except as set forth on Section 4.06(a) of the Sellers Disclosure Schedule, the Company Group has no Liabilities which are not fully reflected or reserved against in the Balance Sheet, except those which have been incurred in the ordinary course of business since the date thereof and those which in the aggregate are not material to the Company Group.

(b) Section 4.06(b) of the Sellers Disclosure Schedule sets forth true, accurate, complete and separate lists of (i) all of the Company Debt incurred by the Company Group (excluding the Chilean Subsidiaries) and (ii) all of the Company Debt incurred by the Chilean Subsidiaries, in each case as of March 31, 2013. Except as set forth on Section 4.06(b) of the Sellers Disclosure Schedule, upon payment of the Payoff Amount as contemplated by Section 1.04(b), the Company Group will not have any unpaid Company Debt in the aggregate in excess of Fifty Thousand Dollars ($50,000).

Section 4.07. Absence of Certain Changes and Events. Except as otherwise contemplated by this Agreement or as set forth on Section 4.07 of the Sellers Disclosure Schedule, since March 31, 2012:

(a) the Business has been conducted in the ordinary course, substantially in the manner that such Business was heretofore conducted and in material compliance with applicable Law;

(b) no circumstance, condition, event or change has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) none of the Constitutional Documents of any member of the Company Group has been amended;

(d) the Company Group has not (i) hired or terminated any employee, consultant or manager (other than any such hire or termination that occurred prior to the date of this Agreement); (ii) increased or established, or committed to increase or establish, whether orally or in writing, any form of compensation or benefits payable or to become payable by the Company Group to its officers, directors, consultants, employees or other service providers, including, without limitation, pursuant to any Employee Plan; (iii) adopted, entered into, established, amended, modified, or terminated any Employee Plan (other than any such adoption, entrance into, establishment, amendment, modification or termination that occurred prior to the date of this Agreement); (iv) accelerated the vesting or payment of any compensation or benefits under any Employee Plan (other than as required under any Employee Plan pursuant to terms of such Employee Plan in existence as of the date hereof); or (v) granted any cash bonus, incentive, performance or other incentive compensation;

(e) the Company Group has not taken any action which could reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company Group or the relationships between the employees of the Company Group and the management of the Company Group;

(f) there has not been any change by the Company Group in accounting methods, principles or practices;

(g) there has not been any issuance, transfer, sale, Encumbrance, redemption, repurchase or gift of any Common Stock, Preferred Stock or other Capital Stock of the Company Group or of any phantom stock, option, security convertible into or right to purchase any such Common Stock, Preferred Stock or other Capital Stock;

(h) there has not been any dividend or distribution by the Company Group (whether in cash, equity interests or other property);

(i) the Company Group has not made any acquisition, transfer, disposition or sale of, or licensed, sub-licensed, abandoned, failed to maintain or permitted to lapse, any material asset of the Company Group other than in the ordinary course of business consistent with past practices of the Company Group;

(j) the Company Group has not (i) acquired by merger or consolidation with, or purchased substantially all of the equity interests or assets of, any business or Person, (ii) made any investment in the securities (including debt instruments) of any Person or (iii) merged or consolidated with any Person;

(k) other than the Encumbrances listed on Section 4.15(a) of the Sellers Disclosure Schedule, the Company Group has not mortgaged, granted a security interest in, pledged or subjected to Encumbrance (other than Permitted Encumbrances) any assets of the Company Group;

(l) the Company Group has not (i) incurred or assumed any indebtedness for borrowed money other than advances drawn by the Company Group in the ordinary course of its business from its lines of credit and credit facilities existing on the date of this Agreement, or (ii) made any loans or advances to any Person;

(m) the Company Group has not created any Subsidiary;

(n) the Company Group has not instituted, settled or agreed to settle any Proceedings;

(o) the Company Group has not made any commitment for any capital expenditure in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate;

(p) other than any Material Contracts entered into prior to the date of this Agreement, the Company Group has not entered into any Material Contract other than those entered into in the ordinary course of business consistent with past practices of the Company Group, and the Company Group has not amended, modified, renewed or terminated any Material Contract (other than any such amendment, modification, renewal or termination that occurred prior to the date of this Agreement);

(q) the Company Group has not renewed or entered into any non-compete, exclusivity, non-solicitation or other agreement that restricts or limits, in any material respect, the operations of the Company Group (or Buyer or any of its Affiliates) after consummation of the Closing;

(r) the Company Group has not disclosed any trade secrets or other proprietary and confidential information to any Person that is not subject to a written confidentiality and non-disclosure agreement;

(s) with respect to the Company Group, there has been no new, change in or revocation of any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period, adoption or change in any method of Tax accounting; filing of any amended Tax Return; entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(t) the Company Group has operated, maintained, insured, repaired and otherwise preserved the Real Property substantially in accordance with past practice of the Company Group, and performed all obligations of the Company Group as tenant under the Real Property Leases; and

(u) the Company Group has not authorized, agreed or entered into any Contract or commitment to take any of the types of action described in subsections (a) through (u) above.

Section 4.08. Title to Assets; Condition of Assets.

(a) Except as set forth on Section 4.08(a) of the Sellers Disclosure Schedule, the Company Group (i) has good, valid and marketable title to all of the properties and assets material to its business which it purports to own, including, without limitation, the properties and assets reflected in the Balance Sheet (other than those which have been disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practices of the Company Group), free and clear of all Encumbrances other than Permitted Encumbrances and those set forth on Section 4.08(a) of the Sellers Disclosure Schedule; (ii) has valid written licenses to use any Intellectual Property Rights owned by other Persons that the Company Group purports to have the right to use; and (iii) has a valid leasehold interest in, or right to use, as applicable, all other properties and assets that are material to, and used in or held for use in, its Business.

(b) All such properties and assets of the Company Group (i) are in reasonable operating condition and adequate for the uses to which they are being put, ordinary wear and tear excepted; and (ii) are usable in the ordinary course of business consistent with past practices of the Company Group. All leases pursuant to which the Company Group leases any assets are valid and binding in accordance with their respective terms subject to applicable Enforceability Limitations. Except as set forth in Section 4.08(b) of the Sellers Disclosure Schedule, there is no agreement, option or other right outstanding in favor of any Person for the purchase from the Company Group of any of its material assets other than in the ordinary course of the business.

Section 4.09. Sufficiency of Assets. Except as set forth on Section 4.09 of the Sellers Disclosure Schedule, the properties and assets owned, leased and licensed by the Company Group constitute all of the properties and assets necessary, and all of such properties and assets are sufficient, to operate the Business as currently conducted. Except as set forth on Section 4.09 of the Sellers Disclosure Schedule, all properties and assets used in the Business are owned, leased, held under a commodatum (or a “free loan” in Chile) or licensed by the Company Group, and none of the Affiliates of Sellers (other than the Company Group) own, lease or license any assets or properties used in the Business. Except as set forth on Section 4.09 of the Sellers Disclosure Schedule, the Company Group has in its possession and the right to use all (a) engineering and construction designs, drawings, plans, diagrams, and specifications, (b) manuals and (c) equipment data sheets necessary for the Company Group to operate, maintain, repair and replace the facilities, equipment and machinery used in connection with the Business.

Section 4.10. Intellectual Property Rights.

(a) The Company Group owns or has written licenses to use, transfer, license and sublicense all material Intellectual Property Rights that are necessary to conduct the Business as currently conducted. Section 4.10(a) of the Sellers Disclosure Schedule sets forth, for the Intellectual Property Rights owned by the Company Group, a complete and accurate list of all domestic and foreign (i) patents and patent applications, (ii) trademark or service mark registrations and applications for registration thereof, (iii) material unregistered trademarks and trade names, (iv) copyright registrations and applications for registration thereof, (v) material unregistered copyrights (other than in Software), and (vi) internet domain names and registrations, including for each item listed, as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, the issuance/registration date. The registrations set forth on Section 4.10(a) of the Sellers Disclosure Schedule are valid and subsisting, in full force and effect and have not been cancelled, expired or abandoned.

(b) Section 4.10(b) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all manuals, process technology documents and other documentary records in which any Business Know-How used in the operation of the Business is memorialized.

(c) At no point in the past three (3) years has the conduct of the Business infringed, misappropriated, diluted, violated or constituted an unauthorized use or misappropriation of any Intellectual Property Rights of any Person. Except as set forth on Section 4.10(c) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, no Person is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned by or licensed to the Company Group.

(d) Except as set forth on Section 4.10(d) of the Sellers Disclosure Schedule, the Company Group does not own, license, lease or otherwise use any Software in connection with the operation of the Business as currently conducted, other than off-the-shelf Software which has not been modified or misused, and no other Software is necessary to conduct the Business as presently conducted.

(e) The Company Group uses and has used commercially reasonable measures to maintain, protect and enforce the material Intellectual Property Rights used in the Business, including all proprietary and confidential information of the Company Group.

Section 4.11. Real Property.

(a) The Real Property collectively constitutes all real property held or used by the Company Group to conduct, operate or manage the Business. Section 4.11(a) of the Sellers Disclosure Schedule correctly lists and correctly describes all Real Property and correctly lists all other Facilities.

(b) Except as set forth on Section 4.11(b) of the Sellers Disclosure Schedule, the Real Property and its use, occupancy and operation comply with applicable Law in all material respects. None of the Company Group has received any written notice to the contrary from any Governmental Entity. No Proceeding that could have an adverse effect on any Real Property is pending or, to the Knowledge of Sellers, threatened.

(c) Except as set forth on Section 4.11(c) of the Sellers Disclosure Schedule: (i) no Person other than the Company Group and the applicable Landlord with respect to the Leased Real Property has or has asserted any rights in, or to acquire, the Real Property or any part thereof; (ii) there is no pending or, to the Knowledge of Sellers, threatened proceeding to condemn, take by eminent domain or downzone of any part of the Real Property; and (iii) the Real Property is available for use to conduct the Business and complies in all material respects with all applicable deed restrictions or other applicable restrictions, building or zoning codes and regulations of any Governmental Entity having jurisdiction over the Real Property.

(d) All Improvements located on any Real Property are in good working order and condition without material defect or deficiency, subject to ordinary wear and tear. To the extent that any Real Property Lease obligates any of the Company Group to maintain any Improvements, the Company Group is in compliance with such obligation in all material respects.

(e) To the extent that applicable Law requires any of the Company Group to maintain flood, earthquake and any other type of insurance on any Real Property, the Company Group is in compliance in all material respects with such requirement. Except as set forth on Section 4.11(e) of the Sellers Disclosure Schedule, no Real Property is located in a flood plain or is susceptible to flooding in such a way as to interfere with operation of such Real Property.

(f) Sellers have delivered to Buyer true, correct and complete copies of all Real Property Leases, which are valid, unmodified, in full force and effect subject to applicable Enforceability Limitations, and the entire agreement between the applicable Company Group and the applicable Landlord or owner. The Company Group is not, nor is presently alleged to be, in default under any Real Property Lease. To the Knowledge of Sellers (i) no Landlord or owner is in default under any Real Property Lease and (ii) no event exists that is, or with notice or lapse of time would constitute, a default under any Real Property Lease. No Landlord or owner under a Real Property Lease has given notice of any repairs, upgrades or remodeling that any of the Company Group must perform as tenant. Section 4.11(a) of the Sellers Disclosure Schedule correctly describes for all Real Property Leases: (i) rent payable; (ii) pending rent reset proceedings or disputes; (iii) current termination date; (iv) pending lease or contract renewals; and (v) pending disputes and audits regarding escalations, pass-throughs, common area maintenance and utilities charges. No sublease exists under any Real Property Lease, except as set forth on Section 4.11(a) of the Sellers Disclosure Schedule.

(g) Except as set forth on Section 4.11(g) of the Sellers Disclosure Schedule, the Company Group holds good, valid and marketable fee title to all Owned Real Property, and good and valid leasehold and usage title to all Leased Real Property, in each case free and clear of any Encumbrances except Permitted Encumbrances. No Real Property that is owned by the Company Group and, to the Knowledge of Sellers, no Leased Real Property, is presently being marketed for sale, or is under contract to be sold. Also, no Owned Real Property is subject to any expropriation measures by any Governmental Entity.

(h) None of the Company Group is a party to any Material Contract affecting any Real Property, but not listed on Section 4.15(a) of the Sellers Disclosure Schedule.

(i) Section 4.11(i) of the Sellers Disclosure Schedule identifies all pending real estate tax protest Proceedings known to the Company Group relating to any Real Property. None of the Company Group is delinquent in payment of any real estate taxes or assessments, utility charges, common area maintenance charges, or other charges relating to or arising from any Real Property.

(j) Except as set forth on Section 4.11(j) of the Sellers Disclosure Schedule, Sellers have delivered to Buyer true, correct and complete copies of all surveys of the Real Property in Sellers’ possession or reasonably available to Sellers, and there has not been any material change in the facts each such survey depicts.

(k) The Real Property is assessed (for real estate tax purposes) separately from all other property that is not owned by the Company Group. Taxes for the Real Property do not reflect or take into account any abatement, exemption, deferral, or other benefit not expressly identified and disclosed in Section 4.11(k) of the Sellers Disclosure Schedule.

(l) Except as set forth on Section 4.11(l) of the Sellers Disclosure Schedule, the Company Group holds a Title Policy for each parcel of Real Property. Sellers have delivered to Buyer a true, correct and complete copy of all such Title Policies. All such Title Policies are in full force and effect subject to applicable Enforceability Limitations. None of the Company Group has made any claim under any Title Policy. None of the Company Group has received any notice that any Title Policy is invalid or ineffective, in whole or in part. Except as set forth on Section 4.11(l) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, there is no Encumbrance that any Title Policy should have disclosed but did not. Except as set forth on Section 4.11(l) of the Sellers Disclosure Schedule, since the date of each Title Policy, none of the Company Group has encumbered or conveyed any Real Property, except Permitted Encumbrances and immaterial utility easements and similar Title Exceptions (not materially impairing value) entered into in the ordinary course of business.

(m) The Real Property is adequately served by electrical, gas, storm sewer, sanitary sewer, water, internet, telecommunications and other utilities as necessary or appropriate to operate in a manner consistent with past practice. All charges for such utilities have been paid prior to the date they would become past due in accordance with the applicable payment terms.

Section 4.12. Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by Sellers and/or the Company Group that insure the Real Property or the Company Group and the Company Group’s assets is set forth on Section 4.12(a) of the Sellers Disclosure Schedule (which indicates whether such insurance policies are held by Sellers or the Company Group) and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth on Section 4.12(a) of the Sellers Disclosure Schedule, such policies will not be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

(b) A true, correct and complete list of all insurance policies formerly owned or held by Sellers and/or the Company Group that insure the Real Property or the Company Group under which a claim may currently be made is set forth on Section 4.12(b) of the Sellers Disclosure Schedule (which indicates whether such insurance policies are held by Sellers or the Company Group).

Section 4.13. Labor Matters.

(a) Employees. The Company has provided to Buyer a true, correct and complete list of the names and current annual salary rates or current hourly wages (as applicable), bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location, employer and leave status of all present employees of the Company Group and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. Except as set forth on Section 4.13(a) of the Sellers Disclosure Schedule, no executive or Key Employee of the Company Group has informed the Company Group (whether orally or in writing) of any plan to terminate employment with or services for the Company Group, and, to Sellers’ Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Company Group.

(b) Employment Laws. The Company Group is in material compliance with all applicable Laws and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights, social security or any other labor and employment-related matters. The Company Group is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(c) Labor. There are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to Sellers’ Knowledge, threatened by or on behalf of any employees of the Company Group, and the Company Group has not received any notice that any representation or petition respecting the employees of the Company Group has been filed with the National Labor Relations Board or any other Governmental Entity. Except as set forth on Section 4.13(c) of the Sellers Disclosure Schedule, the Company Group is not party to, and no employee of the Company Group is covered by, any collective bargaining agreement or other similar Contract, agreement or commitment with respect to or affecting the employees of the Company Group. Except as set forth on Section 4.13(c) of the Sellers Disclosure Schedule, the Company Group is not currently engaged in any negotiation with any union, trade union or other employee organization, and no union, trade union or other employee organization is currently representing, purporting to represent or, to Sellers’ Knowledge, attempting to organize or otherwise represent, any employees of the Company Group.

(d) Work Disruptions. The Company Group has not experienced any strike, slow down, picketing, lockout, work stoppage or other organized work interruption or industrial dispute with respect to employees of the Company Group during the past three years, nor, to Sellers’ Knowledge, are any such strikes, slowdowns, picketings, lockouts, work stoppages, other organized work interruptions or industrial disputes threatened.

(e) Contractors. Section 4.13(e) of the Sellers Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees party to a consulting agreement with the Company Group that is not terminable by the Company Group on sixty (60) days’ or less notice, along with the position, date of retention and rate of remuneration for each such Person.

(f) Worker Classification; Exclusivity of Services. The Company Group has properly classified each of its service providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such service providers for all purposes.

(g) Workers’ Compensation. Except as set forth on Section 4.13(g) of the Sellers Disclosure Schedule, there are no material Liabilities of the Company Group relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(h) WARN Act. With respect to the transactions contemplated by this Agreement, any notices required under any applicable Law have been given. In the three years prior to the date of this Agreement, the Company Group has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company Group or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company Group.

Section 4.14. Employee Benefit Plans.

(a) Employee Plans. Section 4.14(a) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of each Employee Plan. The Company Group has not made any commitment to create any additional Employee Plan or modify or change any existing Employee Plan.

(b) Certain Employee Plans. No Employee Plan is, and neither the Company Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to or has any obligation (whether contingent or otherwise) to contribute to, or has within the last six years sponsored, maintained, contributed to or had any obligation (whether contingent or otherwise) to contribute to, (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) any “multiple employer plan” (within the meaning of Section 4063 of ERISA), (iii) any multi-employer welfare arrangement (as defined in Section 3(40) of ERISA), or (iv) any pension plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code.

(c) Qualified Employee Plans. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and to Sellers’ Knowledge, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.

(d) Disclosure. Sellers have made available to Buyer true, correct and complete copies, as applicable, of (i) each Employee Plan (or a written description of all material terms thereof, in the case of any unwritten Employee Plan); (ii) the three most recent annual reports (if required to be filed by applicable Law) for each such Employee Plan, including any and all schedules, opinions and attachments thereto prepared in connection with any such reports; (iii) the most recent summary plan description and summary of material modifications (if any) of each such Employee Plan; (iv) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter and each currently pending application to the IRS for a determination letter for any such Employee Plan (if any); (v) all trust documents, investment management contracts, custodial agreements, insurance contracts and other funding arrangements relating to any Employee Plan; (vi) the three most recent financial statements, actuarial reports and trustee reports for each Employee Plan; and (vii) all non-routine, written communications relating to any Employee Plan and any proposed Employee Plan.

(e) Employee Plan Compliance. The Company Group has administered each Employee Plan in compliance in all material respects with its terms and the requirements of all Laws applicable to each such Employee Plan (including but not limited to ERISA and the Code). All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Balance Sheet in accordance with the terms of the Employee Plan and all applicable Laws. There are no pending or, to Sellers’ Knowledge, threatened claims against, by or on behalf of any Employee Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course of business consistent with past practice). No filing has been made in respect of any Employee Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(f) Accelerated Payments. Except as set forth on Section 4.14(f) of the Sellers Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any current or former employee, consultant, director or other service provider of the Company Group to any payment, (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g) Certain Post-Termination Benefits. The Company Group does not have any obligation to provide health, accident, disability, life insurance, death or welfare benefits with respect to any current or former employees, consultants, directors or other service providers or any retirees of the Company Group, or the spouses, dependents or beneficiaries of any of the foregoing, in any case, beyond the termination of employment or service of any such employee, consultant, manager or retiree, whether under an Employee Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Laws.

(h) Audits; Investigations. Neither the Company Group with respect to any Employee Plan, any Employee Plan nor any fiduciary thereof is the subject of an ongoing audit or investigation by the IRS, the U.S. Department of Labor, the PGBC or any other Governmental Entity, nor is any such audit or investigation pending or, to Sellers’ Knowledge, threatened.

(i) Indebtedness. There is no indebtedness owed by any current or former employee, consultant, director or other service provider of the Company Group to the Company Group.

(j) Foreign Plans. With respect to each Employee Plan and each other employee benefit plan, program, agreement or other arrangement providing compensation or benefits to any current or former employee, consultant or other service provider of the Company Group (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (collectively, “Foreign Plans”): (i) such Foreign Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable Laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the Company Group or its assets by reason of such Foreign Plan.

(k) COBRA; Welfare Plan Funding, Maintenance. The Company Group and each of its ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law. Except as set forth in Section 4.14(k) of the Sellers Disclosure Schedule, the obligations of all Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

Section 4.15. Contracts.

(a) Except as set forth on Section 4.15(a) of the Sellers Disclosure Schedule, the Company Group is not a party to or bound by any of the following categories of Contracts (the following categories of Contracts, whether or not such Contracts are listed on Section 4.15(a) of the Sellers Disclosure Schedule, the “Material Contracts”) as of the date of this Agreement:

(i) employment, consulting, severance, retention, bonus, change in control or other Contract with any current or former employee, officer, manager or consultant of the Company Group that is not terminable at will by the Company Group without penalty or liability on the part of the Company Group;

(ii) any loan agreement, indenture, mortgage, deed of trust, note, installment obligation, Contract or other instrument relating to the borrowing of money by the Company Group or the guaranty of any obligation for the borrowing of money by the Company Group;

(iii) (A) any Contract for the lease or the use of any real property by the Company Group or (B) any Contract for the lease of personal property by the Company Group involving the receipt or payment by the Company Group on or after the date hereof of more than Fifty Thousand Dollars ($50,000) annually;

(iv) any partnership, joint venture, limited liability company or similar agreement to which the Company Group is party or by which the Company Group is governed;

(v) any license, sublicense, covenant not to sue, co-existence agreement, indemnification agreement, outsourcing agreement, or other Contract with respect to any Intellectual Property Rights to which the Company Group is a party as licensor, licensee or otherwise, other than licenses to the Company Group of any unmodified, widely available, off-the-shelf Software used pursuant to shrink wrap or click through agreements on reasonable terms;

(vi) any Contract that contains any non-compete or exclusivity provisions with respect to any line of business, or that purports to restrict in any material respect the right of the Company Group (or, after the Closing Date, Buyer or any of its Subsidiaries), or any of their respective officers or directors, to conduct any line of business or to compete with any Person or operate in any geographic area or location;

(vii) any Contract for the maintenance of any Facility with a value in excess of Fifty Thousand Dollars ($50,000), other than Contracts that are terminable by the Company Group on sixty (60) or fewer days’ notice at any time without penalty;

(viii) any purchase and sale order for any Facility with a value in excess of Fifty Thousand Dollars ($50,000), other than Contracts that are terminable by the Company Group on sixty (60) or fewer days’ notice at any time without penalty;

(ix) any Contract for the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell or dispose of, by merger, purchase or sale of assets or stock or otherwise, any business or any asset with a value in excess of Fifty Thousand Dollars ($50,000);

(x) any Contract pursuant to which the Company Group has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price;

(xi) any Contract to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) the Company Group or any other Person;

(xii) any settlement or similar agreements with respect to any Proceeding that include any continuing obligations of the parties thereto;

(xiii) any Contract that provides for the indemnification of any Person by the Company Group, except for Contracts entered into in the ordinary course of business consistent with the past practices of the Company Group or where such indemnity is not material to the Company Group;

(xiv) any collective bargaining agreement or other Contract with any labor union or other employee association or organization;

(xv) any Contract containing covenants limiting the freedom of any employee or consultant of the Company Group to engage in any line of business, compete with any Person or that otherwise may have the effect of restricting in any material respect the employee or consultant from the development, manufacture, marketing or distribution of products and/or services, including, without limitation, non-competition, non-solicitation and standstill obligations;

(xvi) any Contract which (A) is not terminable by the Company Group on sixty (60) or fewer days’ notice at any time without penalty, and (B) involves the receipt or payment by the Company Group on or after the date of this Agreement of more than Fifty Thousand Dollars ($50,000) annually; and

(xvii) any tolling agreement, processing agreement or other Contract for the processing of wood by the Company Group.

(b) There is not, under any of the Material Contracts, any material breach, material default or event which, with notice or lapse of time, or both, would constitute a material default on the part of the Company Group, or to Sellers’ Knowledge, any other party thereto. All such Material Contracts are in full force and effect subject to applicable Enforceability Limitations, constitute the legal and binding obligations of the Company Group and, to Sellers’ Knowledge, the other parties thereto, and have not been modified or amended, except as set forth on Section 4.15(b) of the Sellers Disclosure Schedule. Except as specifically indicated on Section 4.15(b) of the Sellers Disclosure Schedule, the execution of this Agreement and the Related Agreements and the consummation of transactions contemplated hereby and thereby will not give rise to any consent or notification requirement or default under any of the aforesaid Material Contracts. The Company has delivered or made available to Buyer true, correct and complete copies, including all amendments, modifications, supplements and waivers thereof, of each such Material Contract.

Section 4.16. Proceedings. Except as set forth on Section 4.16 of the Sellers Disclosure Schedule, there is no material Claim or Proceeding which is pending or, to the Knowledge of Sellers, threatened against or relating to the Company Group, the Business or any Key Employee (with respect to the Business), or that relates to the transactions contemplated by this Agreement. The Company Group is not subject to or bound by any outstanding Order.

Section 4.17. Taxes. Except as set forth on Section 4.17 of the Sellers Disclosure Schedule:

(a) The Company Group has duly and timely filed or caused to be timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, correct and complete in all material respects. The Company Group is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company Group does not file a Tax Return that the Company Group is or may be subject to taxation by that jurisdiction. All Taxes due and owing by the Company Group (whether or not shown on any Tax Returns) have been timely paid.

(b) No deficiencies for Taxes with respect to the Company Group have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company Group. No member of the Company Group (or any predecessor) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) The Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders of the Company or other Person.

(d) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any property or asset of the Company Group.

(e) The Company Group has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. The Company Group has no liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(f) The Company Group is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), nor has the Company Group entered into any gain recognition agreement within the meaning of Treasury Regulations Section 1.367(a)-8.

(g) The Company Group has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(h) The Company Group (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iv) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (v) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(i) The transactions contemplated by this Agreement are not subject to an indirect share transfer Tax imposed by a Governmental Entity of Chile pursuant to Sections 10 and 58 N° 3 of the Chilean Income Tax Law.

(j) The Company has provided to Buyer all documentation and agreements relating to (A) any intercompany loans between members of the Company Group and (B) to the extent not covered by clause (A), any loans entered into by Fulghum Fibres Uruguay S.A.

(k) Each Employee Plan and each other contract, agreement, plan, program or arrangement maintained, established or entered into by the Company Group that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been established and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No compensation paid or payable by the Company Group has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company Group pursuant to Section 409A of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign tax Law).

(l) There is no Contract, agreement, plan or arrangement to which the Company Group is a party which requires the Company Group to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 4.18. Compliance with Law; Permits.

(a) Except as set forth on Section 4.18(a) of the Sellers Disclosure Schedule, (i) the Company Group has conducted the Business, since January 1, 2010, in material compliance with, and is in material compliance with, all applicable Laws, Orders and Permits, (ii) each Key Employee has, during his term of employment with the Company Group, complied in all material respects with all applicable Laws, Orders and Permits in connection with the conduct of the Business and (iii) neither the Company Group nor any Key Employee is party to or has received notice of any Proceeding or is subject to any investigation or inquiry by a Governmental Entity in connection with the Business.

(b) The Company Group holds all of the material Permits required for the conduct of the Business as presently conducted. Each such Permit is valid, binding and in full force and effect, and the Company Group is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit in any material respect. There are no Proceedings pending, nor to the Knowledge of Sellers, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit. All material and legally required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed. No such Permits will terminate as a result of the consummation of the transactions contemplated by this Agreement or the Related Agreements.

Section 4.19. Environmental Matters. Except as disclosed in Section 4.19 of the Sellers Disclosure Schedule:

(a) (i) The Company Group and the Business, including the methods and means employed in the operation thereof, are and at all times have been in compliance in all material respects with, and have no material Liability under, any and all applicable Environmental Laws; (ii) the Inventory that is, and has been, distributed, sold, stored, transferred or used by the Company Group is in compliance in all material respects with Environmental Law; (iii) the Company Group and the Business are in current compliance in all material respects with all of the applicable Permits issued to the Company Group or which are necessary for the Business under Environmental Laws; (iv) the Company Group and the Business are and, since January 1, 2010 have been, in compliance in all material respects with all of the applicable Permits issued to the Company Group or which are necessary for the Business under Environmental Laws; and (v) all instances of past material noncompliance by the Company Group or concerning the Business, have been cured, settled, and resolved in all material respects.

(b) All material Permits required under Environmental Laws to have been obtained as of the date of this Agreement by or on behalf of the Company Group or, to the Knowledge of Sellers, by or on behalf of any other Person, for the ownership and operation of the Business and the Facilities have been duly and legally obtained, and remain in full force and effect, and there are no pending judicial or regulatory proceedings by any Governmental Entity that could reasonably be expected to result in the termination, revocation, nonrenewal or adverse modification of any such Permit.

(c) The Company Group has not received (i) any request from a Governmental Entity or other third-party for information, or been notified in writing that it is a potentially responsible party, under CERCLA or (ii) any written notice from a Governmental Entity or any other third-party of any violation or alleged violation of, or liability or obligation under, any Environmental Laws.

(d) There are no pending, nor to the Knowledge of Sellers, threatened, Proceedings, Orders or Environmental Claims to which the Company Group is a party or otherwise related to the Business, or for which the Company Group has or is reasonably likely to have retained or assumed Liability either contractually or by operation of Law, including any such Proceedings, Orders or Environmental Claims relating to (i) compliance of, with, or liability pursuant to any Environmental Laws or (ii) any Handling of Substances.

(e) No Facility is listed or, to the Knowledge of Sellers, proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the Closing Date, or any Governmental Entity’s list of sites requiring investigation or cleanup pursuant to Environmental Laws.

(f) The Company Group has not caused the Release of any Substance on or under any Facility in an amount or of a nature which has resulted in a material violation of Environmental Laws, material Liability or a material Environmental Claim with respect to the Company Group or the Business, nor is it aware of any such Release by any Person.

(g) The Company Group has not engaged in the Handling of Substances, or caused the Release of any Substances in reportable quantities from, on or under any Facility or related to the Business except (i) in material compliance with applicable Environmental Laws, and (ii) in a manner that has not resulted in and is not reasonably likely to result in a material Environmental Claim or require remediation under any Environmental Law.

(h) The Company Group is not, and, with respect to the Business, none of Sellers or their Affiliates are, party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any Environmental Claim or violations, obligations or liabilities pursuant to, or in violation of, Environmental Law.

(i) There are no underground storage tanks, landfills, waste disposal areas, wastewater surface impoundments or lagoons, asbestos, or polychlorinated biphenyls on any Facilities.

(j) The Company Group and Sellers have provided Buyer with true, correct, and complete copies of all environmental assessment reports (including any Phase I or Phase II reports) and any other environmental reports, analyses or studies in the possession of the Company Group or Sellers relating to any Facility, the Business, any Liability for the Company Group pursuant to Environmental Law or any Handling of Substances.

Section 4.20. Certain Affiliated Interests. Except as set forth on Section 4.20 of the Sellers Disclosure Schedule: (a) there are no (i) Contracts between any member, officer, manager or employee of Sellers or the Company Group or any Family Member or Affiliate of any of the foregoing (a “Related Party”), on the one hand, and the Company Group, on the other hand, or (ii) guarantees by the Company Group of, or contractual obligations of the Company Group to be responsible for, any obligation for the borrowing of money or otherwise by any Related Party; and (b) no Related Party has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business. Each of the Related Party contracts, guarantees and obligations listed in Section 4.20 of the Sellers Disclosure Schedule is valid and enforceable pursuant to its terms and has been duly approved by the relevant corporate bodies of the Company Group in compliance with the Constitutional Documents of the Company Group and applicable Law. Except as set forth on Section 4.20 of the Sellers Disclosure Schedule, the Company Group is not indebted to any Related Party except for amounts due for normal compensation and for reimbursement of ordinary business expenses and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment becoming due from the Company Group to any Related Party. Except as set forth on Section 4.20 of the Sellers Disclosure Schedule, to the Knowledge of Sellers, no Related Party has had any interest in any competitor, customer, supplier or other Person that has had any material business relationship or material transaction with the Business during the last three (3) years.

Section 4.21. Broker. No broker, finder, investment banker, financial adviser or other Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon any arrangements made by or on behalf of the Company Group or its Affiliates.

Section 4.22. Customers. Section 4.22 of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all of the customers of the Company Group. The Company has provided Buyer with true, correct and complete copies of each Contract between the Company Group and each customer set forth or required to be set forth on Section 4.22 of the Sellers Disclosure Schedule, including any amendments, exhibits, schedules or other attachments thereto. No customer set forth or required to be set forth on Section 4.22 of the Sellers Disclosure Schedule has given written notice to the Company Group or any of its Affiliates that it intends to terminate, not renew or otherwise materially alter its current business relationship with the Company Group.

Section 4.23. No Other Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III OR THIS ARTICLE IV, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE SHARES, THE COMPANY GROUP, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTERS AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby, jointly and severally, represent and warrant to Sellers, as follows:

Section 5.01. Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado and has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

Section 5.02. Authority. Each of Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Parent or Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or action taken on the part of Parent and Buyer, as applicable. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, except to the extent that such enforcement is limited by the Enforceability Limitations. The Related Agreements to which Parent or Buyer is to be a party will, when executed and delivered by Parent or Buyer, as applicable, at Closing, assuming the due authorization, execution and delivery of the Related Agreements by the other parties thereto, constitute valid and binding obligations of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with their terms, except to the extent that such enforcement is limited by the Enforceability Limitations.

Section 5.03. Consents and Approvals; No Violation. Neither the execution or delivery of this Agreement or the Related Agreements by Parent and Buyer, nor the consummation by Parent or Buyer of the transactions contemplated hereby or thereby will: (a) conflict with or result in any breach of any provision of Parent’s or Buyer’s Constitutional Documents; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; (c) result in a material default or a material breach (or give rise to any right of termination, non-renewal, cancellation, consent, amendment or acceleration) under any of the terms, conditions or provisions of any material Contract to which Parent or Buyer is a party or by which its assets may be bound; or (d) violate in any material respect any Order or Law applicable to Parent Buyer or any of their respective assets.

Section 5.04. Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from registration available under the Securities Act.

Section 5.05. Adequate Financing. Parent’s current cash availability is sufficient for Buyer to make payment of the Initial Purchase Price as contemplated by Section 1.04.

Section 5.06. Broker. No broker, finder, investment banker, financial adviser or other person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon any arrangements made by or on behalf of Buyer or its Affiliates.

Section 5.07. No Other Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, NEITHER PARENT OR BUYER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTERS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE VI

CONDUCT AND TRANSACTIONS PRIOR TO AND AT CLOSING

Section 6.01. Access. From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI (the “Pre-Closing Period”), each Seller will afford, and shall cause its Representatives and the Company Group to afford, Buyer and its Representatives reasonable access, upon prior written notice to the Company Group and during normal business hours, to the Real Property, the Facilities, Senior Management and to the books and records, Contracts, Tax Returns, work papers and such other documents and information of the Company Group, as may be reasonably requested, so that Buyer may have an opportunity to make such investigations as it shall reasonably desire to make of the Business and operations of the Company Group, including Phase I and Phase II environmental assessments. Sellers’ Representative shall furnish to Buyer all financial, operating and other data and information relating to the Business or Company Group as Buyer may reasonably request, including, without limitation, unaudited monthly management reports prepared on a basis consistent with past practice as such reports become available for each month during the Pre-Closing Period.

Section 6.02. Conduct of the Company Group. During the Pre-Closing Period, Senior Management will cause the Company Group not to take any of the actions required to be disclosed pursuant to Section 4.07 unless Senior Management obtains the prior written consent of Buyer.

Section 6.03. Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts, and the other parties shall cooperate reasonably with such efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably required under all applicable Laws and this Agreement in order to consummate the transactions contemplated hereby, including commercially reasonable efforts to: (i) obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required to permit a due and punctual consummation of the transactions contemplated hereby and thereby; provided that none of Seller, Buyer or the Company shall be obligated to make a payment to obtain any such consent; and (ii) fulfill all conditions to the consummation of the transactions contemplated hereby and thereby. Prior to the Closing, Sellers shall use their commercially reasonable efforts to obtain all of the consents set forth in Section 4.02(b) of the Sellers Disclosure Schedule.

(b) Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Sellers shall be required to (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Company Group, Buyer, its Affiliates or its Subsidiaries; (ii) otherwise take or commit to take actions that would limit Buyer’s or Sellers’ freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of the Company Group, such party, its Affiliates or its Subsidiaries; or (iii) expend money to a third party in exchange for any consent of any Governmental Entity or other Person.

Section 6.04. Exclusivity. During the Pre-Closing Period, each Seller will not, and shall cause its Affiliates and its and their Representatives not to: (a) solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to or relating to Another Transaction; (b) conduct any discussions, enter into any negotiations, agreements, understandings or transactions, or provide any information to any Person (other than Buyer and its Representatives) with respect to or relating to Another Transaction; or (c) provide any non-public financial or other confidential or proprietary information regarding the Company Group (including this Agreement and the Related Agreements and any other materials containing Buyer’s proposed terms and any other financial information, projections or proposals regarding the Company Group or Business) to any Person (other than Buyer and its Representatives and other Persons whose consent to the transactions contemplated hereunder is required). During the Pre-Closing Period, each Seller agrees to notify Buyer in writing within three (3) days of the receipt by such Seller or its Representatives of any indications of interest or offers for Another Transaction. Each Seller shall discontinue, and cause the Company Group and its Affiliates to discontinue, all discussion regarding, and shall not become, and shall cause the Company Group and its Affiliates to not become, a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement and each Seller shall ensure that this Agreement will not violate any agreement to which such Seller or the Company Group is bound.

Section 6.05. Public Announcements. Other than a press release in the form of Exhibit F to be issued on the date hereof, prior to Closing, no party hereto shall issue any press release or other public statements with respect to the transactions contemplated by this Agreement or the Related Agreements without the prior written approval of the other party; provided, however, that Buyer may issue any press release or make any public statements which it is advised by its counsel are required by applicable Law concerning Buyer’s publicly-traded securities, in which event Buyer shall consult with Sellers’ Representative before doing so.

Section 6.06. Notice of Prospective Breach; Supplement to Schedules. Each Seller shall promptly notify Buyer in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (a) any representation or warranty of such Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing if such representation and warranty were made at such time; or (b) any material failure of such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From time to time prior to the Closing, each Seller shall supplement or amend with reasonable frequency the information contained in the Sellers Disclosure Schedule or other Schedules with respect to any material matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Sellers Disclosure Schedule or other Schedule; provided that no disclosure by Sellers pursuant to this Section 6.06 shall be deemed to amend or supplement the Sellers Disclosure Schedule or other Schedules to this Agreement, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or affect the right of Buyer under Article X.

Section 6.07. Termination of 401(k) Plan. Effective no later than immediately prior to the Closing Date, Sellers shall cause the board of directors or managers, as the case may be, of the Company Group to duly adopt resolutions terminating any and all Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code.

Section 6.08. Termination of Affiliate Agreements. Each Seller shall, and shall cause its Affiliates to, terminate or assign to such Seller, at or prior to the Closing, all Contracts between or among such Seller or its Affiliates (other than the Company Group), on the one hand, and the Company Group, on the other hand, except for the Agreement between the Company and Fulghum Industries, Inc. to be entered into on the Closing Date, in the form attached hereto as Exhibit C. On or prior to the Closing Date, each Seller shall provide Buyer evidence reasonably satisfactory to Buyer in form and substance that such Contracts have been terminated.

Section 6.09. Payoff Letters. Prior to the Closing, each Seller shall use its commercially reasonable efforts to obtain a Payoff Letter duly executed by the lender or agent for each item of Payoff Indebtedness, which shall state that (a) if the party delivering such Payoff Letter is an agent for the lenders under the Payoff Indebtedness, that it is acting in its capacity as agent for such lenders, (b) upon the payment of that portion of the Payoff Amount set forth in such Payoff Letter by the time and date specified in the Payoff Letter (plus any per diem amounts that may increase that portion of the Payoff Amount set forth therein), the Company Group shall have satisfied all obligations to the applicable lender or lenders under the documents governing the Payoff Indebtedness (other than breakage costs which may be invoiced at a later date and expense reimbursement and indemnification obligations which are not yet due and payable and survive the termination of the applicable loan documents), (c) all commitments of the lenders under the applicable Payoff Indebtedness have been terminated in full, (d) all guarantees and liens granted under the Payoff Indebtedness, if any, shall have been or, upon the disbursement of the relevant portion of the Payoff Amount in accordance with the instructions in the applicable Payoff Letter shall be, discharged and released in their entirety, (e) each applicable lender or its agent agrees to deliver all lien releases or other documents reasonably requested by Buyer or any lender to Buyer to evidence the releases referred to in clause (d), (f) Buyer or the borrowers and any guarantors under the Payoff Indebtedness are authorized to prepare and file or deliver, as the case may be, UCC-3 lien termination financing statements, mortgage releases, intellectual property releases, deposit account control agreement termination notices and such other releases and documentation necessary to effectuate the release of liens contemplated by clause (d) above and (g) in respect of any Payoff Indebtedness that is secured by a lien, an undertaking of the holders of such Payoff Indebtedness to promptly deliver to the Company Group upon payment of the amounts specified in the Payoff Letter (i) such fully executed documents as may be reasonably requested by Buyer to evidence the release of such liens and (ii) any and all assets of the Company Group in the possession or control of the agent or the applicable lender(s) held as collateral to secure the Payoff Indebtedness, including, without limitation, notes and stock certificates.

Section 6.10. Code Section 280G.

(a) Prior to the initiation of the requisite shareholder approval procedure under Section 6.10(b), the Company shall obtain, and Sellers shall deliver to Buyer, a Parachute Payment Waiver from each Person who is, with respect to the Company Group, a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.10(b), and who might otherwise have, receive or have the right to receive a parachute payment under Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(b) As soon as practicable following the delivery of the Parachute Payment Waivers by Sellers to Buyer, the Company shall submit to the shareholders of the Company for approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder any payments and/or benefits that are subject to a Parachute Payment Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Closing, Sellers shall deliver to Buyer evidence reasonably satisfactory to Buyer (i) that a Company shareholder vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided.

(c) The form of the Parachute Payment Waiver and any materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval (the “Section 280G Soliciting Materials”) shall be subject to review and approval by Buyer, which approval shall not be unreasonably withheld. Sellers will promptly advise Buyer in writing if, at any time prior to the Closing, Sellers obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

Section 6.11. Preferred Stock. Each holder of Shares of Preferred Stock hereby agrees and acknowledges that as part of the sale of such Shares to Purchaser pursuant to Section 1.01, such holder is transferring and relinquishing all of his, her or its right (if any) to any accrued and unpaid dividends on the Preferred Stock as of the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01. Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer under this Agreement to purchase the Shares and/or consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing, of the following conditions, unless waived (to the extent such conditions can be waived) by Parent and Buyer:

(a) Accuracy of Representations and Warranties. The representations and warranties made by Sellers in Article III and by the Senior Management in Article IV of this Agreement that are qualified by “material,” Material Adverse Effect or similar terms shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all respects as of such particular date), and all other representations and warranties made by Sellers in Article III and Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all material respects as of such particular date), except to the extent that any inaccuracies of such representations and warranties in the aggregate do not have, and would not reasonably likely have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations. Each Seller shall have performed or complied in all material respects with all agreements, obligations and covenants required to be performed by it under this Agreement on or as of the Closing Date.

(c) No Restraint. No provisions of any applicable Law shall be in effect prohibiting the consummation of the transactions contemplated hereby or by the Related Agreements.

(d) Actions and Proceedings. No Proceeding shall be pending before any Governmental Entity, or threatened, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement or any of the Related Agreements or which could result in damages payable by Parent or Buyer in connection therewith or result in a divestiture by Parent or Buyer of all or a substantial part of the Business, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements that shall not be stayed or dissolved at the time of Closing.

(e) Related Agreements. Each Seller and its applicable Affiliates shall have executed and delivered the Related Agreements to which it or such Affiliates are intended to be a party.

(f) Absence of Material Adverse Effect. Between the date of this Agreement and the Closing Date, no circumstance, condition, event or change shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Related Certificates. Each of the following certificates shall have been executed and delivered by the Person who is the subject thereof:

(i) if such Seller is not a natural person, a certificate of the secretary of such Seller dated as of the Closing Date, certifying (A) that true, correct and complete copies of resolutions of such Seller’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby are attached thereto; and (B) as to the incumbency of each officer of such Seller executing this Agreement or any Related Agreement to which Seller is a party, together with good standing certificates of such Seller as of a date within ten (10) days prior to the Closing Date;

(ii) a certificate of Sellers’ Representative, dated as of the Closing Date, certifying as to (A) the accuracy of the representations and warranties of each Seller contained in Article III as of the Closing Date in accordance with Section 7.01(a), and (B) the performance of the covenants of each Seller contained herein to be performed on or prior to the Closing Date in accordance with Section 7.01(b); and

(iii) a certificate of each member of the Senior Management, dated as of the Closing Date, certifying as to the accuracy of the representations and warranties of such member of the Senior Management contained in Article IV as of the Closing Date in accordance with Section 7.01(a).

(h) 401(k) Plan. Buyer shall have received from Sellers evidence satisfactory to Buyer that each Employee Plan intended to be qualified under Section 401(k) of the Code has been terminated effective as of the day immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors or managers, as the case may be, of the Company Group member(s) sponsoring such Employee Plan(s).

(i) Code Section 280G. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Person in connection with the transactions contemplated by this Agreement, (i) Sellers shall have received and delivered to Buyer a Parachute Payment Waiver from each Person receiving, or that is eligible to receive, a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s shareholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Buyer and its Subsidiaries shall not have any Liabilities with respect to such “parachute payments.” Each Parachute Payment Waiver shall be effective no later than immediately prior to the Closing.

(j) Payoff of Certain Company Debt. Sellers shall have arranged for the settlement and payoff at the Closing of the Company Debt set forth on Schedule 7.01(j) and shall have delivered, or shall have caused the applicable lender or agent to deliver, to Buyer (i) Payoff Letters with respect to Company Debt listed on Schedule 7.01(j) (the “Payoff Indebtedness”) duly executed by the lender or agent for such Payoff Indebtedness and (ii) in respect of any Payoff Indebtedness that is secured by a lien, an undertaking of the holders of such Payoff Indebtedness to promptly deliver to the Company upon payment of the amounts specified in the Payoff Letter (A) such fully executed documents as may be reasonably requested by Buyer to evidence the release of such liens and (B) any and all assets of the Company Group in the possession or control of the agent or the applicable lender(s) held as collateral to secure the Payoff Indebtedness, including, without limitation, notes and stock certificates.

(k) Required Consents. Sellers shall have delivered, or caused to be delivered, to Buyer the consents listed on Schedule 7.01(k), which shall be in full force and effect subject to applicable Enforceability Limitations as of the Closing, each in form and substance satisfactory to Buyer.

(l) Other Deliveries. Sellers shall have delivered, or caused to be delivered, to Buyer the documents, certificates and other instruments required under Sections 8.02(d).

Section 7.02. Conditions to Obligations of Sellers. The obligations of each Seller under this Agreement to sell the Shares and consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing, of the following conditions, unless waived (to the extent such conditions can be waived) by Seller’s Representative (on behalf of such Seller):

(a) Accuracy of Representations and Warranties. The representations and warranties made by Parent and Buyer in Article V of this Agreement that are qualified by “material,” material adverse effect or similar terms shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all respects as of such particular date), and all other representations and warranties made by Parent and Buyer in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all material respects as of such particular date), except to the extent that any inaccuracies of such representations and warranties in the aggregate do not have, and would not reasonably likely have, individually or in the aggregate, a material adverse effect on Parent and Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance of Obligations. Parent and Buyer shall have performed or complied in all material respects with all agreements, obligations and covenants required to be performed by it under this Agreement on or as of the Closing Date.

(c) No Restraint. No provisions of any applicable Law shall be in effect prohibiting the consummation of the transactions contemplated hereby or by the Related Agreements.

(d) Actions and Proceedings. No Proceeding shall be pending before any Governmental Entity, or threatened, which may result in the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements or which could result in damages payable by any Seller or its Affiliates in connection therewith and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements that shall not be stayed or dissolved at the time of Closing.

(e) Related Agreements. Each of Parent and Buyer, as applicable, shall have executed and delivered the Related Agreements to which it is intended to be a party.

(f) Purchase Price. The Initial Purchase Price shall have been delivered by Buyer in the manner contemplated by Section 1.04.

(g) Related Certificates. Each of the following certificates shall have been executed and delivered by the Person who is the subject thereof:

(i) a certificate of the secretary of Parent dated as of the Closing Date, certifying (A) that true, correct and complete copies of the Constitutional Documents of Parent as in effect on the Closing Date are attached thereto; (B) that true, correct and complete copies of resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby are attached thereto; and (C) as to the incumbency of each officer of Parent executing this Agreement or any Related Agreement to which Parent is a party, together with good standing certificates of Parent as of a date within ten (10) days prior to the Closing Date;

(ii) a certificate of the secretary of Buyer dated as of the Closing Date, certifying (A) that true, correct and complete copies of the Constitutional Documents of Buyer as in effect on the Closing Date are attached thereto; (B) that true, correct and complete copies of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby are attached thereto; and (C) as to the incumbency of each officer of Buyer executing this Agreement or any Related Agreement to which Buyer is a party, together with good standing certificates of Buyer as of a date within ten (10) days prior to the Closing Date; and

(iii) a certificate dated as of the Closing Date, certifying as to (A) the accuracy of the representations and warranties of Parent and Buyer contained in Article V as of the Closing Date in accordance with Section 7.02(a); and (B) the performance of the covenants of Parent and Buyer contained herein to be performed on or prior to the Closing Date in accordance with Section 7.02(b).

ARTICLE VIII

CLOSING AND CLOSING DELIVERIES

Section 8.01. Time and Place of Closing. Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place no later than the two (2) Business Days after the date that all closing conditions set forth in Article VII have been satisfied or waived (except for such closing conditions that can be satisfied only at the Closing). The Closing shall take place at the offices of Latham & Watkins LLP, counsel for Parent and Buyer, or at such other place or time as the parties may agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date” and the Closing shall be deemed to have occurred as of 11:59:59 p.m. local time in New York, NY on the Closing Date.

Section 8.02. Deliveries by Sellers. At the Closing, Sellers, at Sellers’ expense, will deliver or cause to be delivered to Buyer the following, in form reasonably acceptable to Buyer and its counsel:

(a) The certificates described in Section 7.01(g);

(b) The Related Agreements duly executed by Sellers or their respective Affiliates to the extent intended to be a party thereto;

(c) A certification by the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), dated within thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to Buyer, along with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Company upon Closing; and

(d) All other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement.

Section 8.03. Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered the following to or for the account of Sellers:

(a) The Initial Purchase Price to Sellers, the Escrow Agent and other third parties in accordance with the provisions of Section 1.04;

(b) The certificates described in Section 7.02(g);

(c) The Related Agreements duly executed by Buyer or its Affiliates to the extent Buyer or such Affiliates to the extent intended to be a party thereto; and

(d) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

ARTICLE IX

POST-CLOSING COVENANTS

Section 9.01. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to make effective the sale of the Shares and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the Closing Date, if requested, Sellers will, without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer good title to the Shares and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

Section 9.02. Employee Matters. Each of Parent and Buyer acknowledges and agrees that, by virtue of this Agreement and the operation of law, upon consummation of the Closing, the Company Group will continue to be responsible for existing Company Group obligations with respect to all Employee Plans and labor agreements by which the Company Group is bound. Notwithstanding the foregoing or anything contained in here to the contrary, nothing in this Agreement shall, or shall be construed so as to: (a) prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any employee, consultant, director or other service provider of the Company Group (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time; (b) create any third-party rights in any such current or former service provider of the Company Group (or any beneficiaries or dependents thereof); (c) constitute an amendment or modification of any employee benefit plan, or (d) obligate Buyer or its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Buyer or its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

Section 9.03. Sales and Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby (“Transfer Taxes”) will be borne by Buyer; provided, however, that Buyer shall not be responsible for any indirect share transfer Taxes imposed by a Governmental Entity of Chile pursuant to Sections 10 and 58 N° 3 of the Chilean Income Tax Law. Sellers’ Representative will, at the expense of Sellers file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer or the Company Group will join in the execution of any such Tax Returns or other documentation.

Section 9.04. Other Tax Matters.

(a) Tax Periods Ending on or before Closing Date. Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers shall deliver to Buyer for Buyer’s review and comment a copy of each such Tax Return at least twenty (20) days prior to the due date for the filing of such Tax Return (taking into account any extension). Sellers’ Representative shall make such revisions to such Tax Returns as are reasonably requested by Buyer and received by Sellers’ Representative at least five (5) days prior to the due date for the filing of such Tax Returns, subject to Sellers’ approval (which shall not be unreasonably withheld).

(b) Straddle Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group relating to Straddle Periods that are filed after the Closing Date. With respect to Tax Returns that relate to a Straddle Period, Buyer shall deliver to Sellers’ Representative for Sellers’ Representative’s review and comment a copy of each such Tax Return at least twenty (20) days prior to the due date for the filing of such Tax Return (taking into account any extension). Buyer shall make such revisions to such Tax Returns as are reasonably requested by Sellers’ Representative and received by Buyer at least five (5) days prior to the due date for the filing of such Tax Returns, subject to Buyer’s approval (which shall not be unreasonably withheld). Pursuant to the obligations of Sellers in Section 9.04(c), Sellers shall remit, at least three (3) Business Days prior to the due date (with all extensions) for each such Tax Return, the amount allocable to Sellers unless such amount was taken into account in the calculation of the Final Net Working Capital.

(c) Indemnification. Sellers shall indemnify the Company Group and Buyer and hold them harmless from and against (i) all Taxes of the Company Group for all taxable periods ending on or before the Closing Date; (ii) with respect to all Straddle Periods, all Taxes imposed on the Company Group that are allocable, pursuant to Section 9.04(d), to the portion of a Straddle Period ending on (and including) the Closing Date; (iii) all Taxes (or the non-payment thereof) of Sellers or any of their Affiliates (other than the Company Group) for all taxable periods; (iv) any and all Taxes of any Person (other than the Company Group) for which the Company Group is liable, pursuant to an arrangement or agreement entered into on or prior to the Closing Date, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise; and (v) any and all Taxes payable by the Company Group (A) as a result of the recharacterization by Chilean Tax authorities of intercompany loans entered into by members of the Company Group as deemed dividends according to Section 21 of the Chilean Income Tax Law and (B) as a result of or otherwise with respect to the loss of any Tax exemption in Uruguay relating to any project with Forestal Atlántico Sur S.A.R.L.; provided, however, that Sellers shall have no liability under clauses (i), (ii), or (iv) of this Section 9.04(c) for any Taxes resulting from any action taken by the Company Group or Buyer on the Closing Date after the Closing that is not in the ordinary course of business consistent with past practices of the Company Group; and provided, further, that Sellers shall not be required to indemnify Buyer for any Taxes that were accrued as part of the Final Net Working Capital. In the event of a conflict between a provision in this Section 9.04(c) and a provision in Section 10.02, the provision in this Section 9.04(c) shall control.

(d) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the pre-Closing and post-Closing portions of such Straddle Period shall be determined as follows. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(e) Refunds. Any Tax refunds or credits that are received by Buyer or the Company Group that relate to a Tax that was either paid by the Company or any member of the Company Group on or before the Closing Date or accrued as part of the Final Net Working Capital shall be for the account of Sellers, and Buyer shall pay over to Sellers the amount of any such refund or credit, net of any cost to Buyer or the Company Group attributable to the obtaining and receipt of such refund or credit, within fifteen (15) days after such receipt or recognition thereof, except to the extent such refund or credit arises as a result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit was included as an asset in the calculation of the Final Net Working Capital, as finally determined pursuant to Section 1.05. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Entity, Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Buyer.

(f) Contests. Buyer and the Company Group, on the one hand, and Sellers, Sellers’ Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to periods ending on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contests except to the extent such party was actually prejudiced as a result thereof. Buyer shall have sole control of the conduct of all Tax Contests, including any settlement or compromise thereof, provided, however, that Buyer shall keep Sellers reasonably informed of the progress of any Tax Contest and shall not effect any such settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed. In the event of a conflict between a provision in this Section 9.04(f) and a provision in Section 10.06, the provision in this Section 9.04(f) shall control.

(g) Cooperation on Tax Matters. Buyer, the Company Group, Sellers and Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company Group and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company Group or Sellers, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 9.05. Confidentiality.

(a) Each Seller agrees that all confidential information relating to the Company Group or the Business of which such Seller is aware as a result of its involvement with the Company Group before Closing shall be treated as the sole property of the Company Group, and such Seller shall use all reasonable efforts to keep confidential all of such information. The obligation to keep such information confidential shall not apply to: (i) any information which is or becomes known to the public through no fault of such Seller; (ii) disclosures in accordance with applicable Law or an Order of a Governmental Entity; (iii) any disclosures to Representatives of such Seller who have a need to know in connection with the transactions contemplated by this Agreement and that agree to maintain confidentiality of such information in accordance with this Agreement; or (iv) in connection with disputes relating hereto which arise between the parties.

(b) The parties agree to maintain, and to cause their Representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements except to the extent disclosed in any press release permitted by Section 6.05 or any SEC filings required to be made by Parent. The provisions of this Section 9.05(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other parties to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any Proceeding which may be brought by any party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents or Representatives in violation of this Agreement, or (iv) that are required to be disclosed pursuant to and in accordance with any Law or Order applicable to the party seeking to make such disclosure.

(c) Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents or confidential information, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order, at its sole expense, or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, upon the advice of its counsel, under an obligation to disclose any terms or conditions of the above-referenced documents or any confidential information to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, such party may disclose such documents or information to such Governmental Entity without liability hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.01. Survival. Each and every representation, warranty, covenant, agreement and indemnity contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement shall survive execution and delivery of this Agreement and the Closing; provided, however, that the representations and warranties of the parties contained in Articles III, IV and V shall only survive the Closing until eighteen (18) months after the Closing Date, other than (a) those contained in Section 4.14 (Employee Benefit Plans) and Section 4.17 (Taxes) which shall survive until the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (b) those contained in Section 4.19 (Environmental Matters) which shall survive for a period of six (6) years from the Closing Date, and (c) those contained in Section 3.01 (Organization), Section 3.02 (Authority), Section 3.03 (Consents and Approvals; No Violation), Section 3.04 (Title to Shares), Section 4.01 (Organization; Qualification; Scope of Activities), Section 4.02 (Consents and Approvals; No Violation), Section 4.03 (Capitalization), Section 4.08(a) (Title to Assets); Section 4.21 (Broker), Section 5.01 (Organization), Section 5.02 (Authority) and Section 5.06 (Broker) which shall survive indefinitely (the representations and warranties referenced in this clause (c), the “Fundamental Representations”). Notwithstanding the foregoing, (i) the passing of the above survival periods for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty or such Section as to which notice of a claim hereunder has been delivered to the other party prior to the end of such survival period; and (ii) in the event of fraud, knowing misrepresentation or criminal or willful misconduct in connection with a representation or warranty, such representation or warranty (and the associated right of indemnity) shall continue without limitation in relation to claims based on such fraud, knowing misrepresentation or willful or criminal misconduct. The right to indemnification or other remedy based on the representations, warranties, covenants, agreements and indemnities contained herein will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement contained herein or any other matter.

Section 10.02. Indemnification by Sellers.

(a) After the Closing, each Seller severally agrees to save, defend and indemnify Buyer and its Affiliates (including the Company Group after the Closing) and each of their respective employees, directors, officers, representatives, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and hold each of them harmless from, any and all Losses arising out of, based upon, resulting from or incident to any breach of or inaccuracy in any representation, warranty or covenant made by such Seller pursuant to Article III, the certificate delivered by Sellers’ Representative pursuant to Section 7.01(g)(ii)(A), or any Affidavit of Loss delivered by such Seller.

(b) After the Closing, each Seller severally (in accordance with Section 10.02(c)(i)) agrees to save, defend and indemnify the Buyer Indemnified Parties from and against, and hold each of them harmless from, any and all Losses arising out of, based upon, resulting from or incident to:

(i) any breach of or inaccuracy in any representation or warranty made by any member of the Senior Management pursuant to Article IV or the certificates delivered pursuant to Section 7.01(g)(iii);

(ii) any breach of any covenant or agreement made by Sellers under this Agreement;

(iii) any and all Company Debt to the extent not included in the Final Closing Date Indebtedness; or

(iv) any and all Transaction Expenses to the extent not included in the Final Transaction Expenses.

(c) Notwithstanding anything to the contrary in this Agreement, the rights to indemnification under this Article X are subject to the following limitations; provided, however, that the following limitations described in clauses (i), (ii), (iii), (iv) and (v) below shall not apply to Losses arising out of fraud, knowing misrepresentation or willful or criminal misconduct:

(i) No Seller shall be responsible for the breach by any other Seller of any representation or warranty made by such other Seller pursuant to Article III or Article IV or Section 9.05. In the event that a Seller is required to indemnify a Buyer Indemnified Party for a Loss pursuant to Section 10.02(a), the responsibility for such Loss shall be allocated solely to such Seller. In the event that more than one Seller is required to indemnify a Buyer Indemnified Party for the same Loss pursuant to Section 10.02(b), the responsibility for such Loss shall be allocated between or among such Sellers in accordance with their respective Pro Rata Portions.

(ii) Sellers shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Losses arising out of breaches or inaccuracies indemnified under Section 10.02(a) or Section 10.02(b)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation or any of the representations and warranties in Section 4.14 (Employee Benefit Plans) and Section 4.17 (Taxes)) until the Buyer Indemnified Parties have suffered aggregate Losses (including as a result of breaches of or inaccuracies in Fundamental Representations or any of the representations and warranties in Section 4.14 (Employee Benefit Plans) and Section 4.17 (Taxes)) in excess of Six Hundred Thousand Dollars ($600,000) (the “Threshold”), in which event the Buyer Indemnified Party shall be entitled to indemnification for the full amount of such Losses from the first dollar. For the avoidance of doubt, the rights of Buyer Indemnified Parties to indemnification pursuant to Section 10.02(a) or Section 10.02(b)(i) as a result of a breach of or inaccuracy in a Fundamental Representation or any of the representations and warranties in Section 4.14 (Employee Benefit Plans) and Section 4.17 (Taxes) shall not be subject to the Threshold.

(iii) The maximum amount which the Buyer Indemnified Parties may recover arising out of breaches or inaccuracies described in Section 10.02(a) and Section 10.02(b)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation or any of the representations and warranties in Section 4.14 (Employee Benefit Plans) or Section 4.17 (Taxes)) shall be an aggregate of Nine Million Dollars ($9,000,000) (the “Cap”). For the avoidance of doubt, the Buyer Indemnified Parties’ right to indemnification under Section 10.02(a) or Section 10.02(b)(i) as a result of a breach of or inaccuracy in a Fundamental Representation and the representations and warranties in Section 4.14 (Employee Benefit Plans) and Section 4.17 (Taxes) shall not be subject to the Cap.

(iv) Subject to the other limitations contained herein, the Buyer Indemnified Parties shall satisfy any finally determined claim for indemnification under this Section 10.02 (A) first, from the Indemnity Escrow Account in accordance with the terms set forth in this Agreement and the Escrow Agreement and (B) second, if the Escrow Funds in the Indemnity Escrow Account are insufficient to satisfy any or all such indemnification claims, then from Sellers directly.

(v) Sellers shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Losses arising out of any action taken by the Company Group or Buyer on the Closing Date after the Closing that is not in the ordinary course of business consistent with past practices of the Company Group.

Section 10.03. Indemnification by Buyer.

(a) After the Closing, Buyer will save, defend and indemnify each Seller and its Affiliates and each of their respective employees, directors, officers, representatives, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and hold each of them harmless from, any and all Losses arising out of, based upon, resulting from or incident to:

(i) any breach of or inaccuracy in any representation or warranty made by Parent and Buyer pursuant to Article V or any certificate delivered pursuant to Section 7.02(g)(iii); and

(ii) any breach of covenant or agreement made by Parent or Buyer under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the right to indemnification under this Article X is subject to the following limitations; provided, however, that the following limitations described in clauses (i) and (ii) below shall not apply to Losses arising out of fraud, knowing misrepresentation or willful or criminal misconduct:

(i) Buyer shall not have any obligation to indemnify any Seller Indemnified Party from and against any Losses arising out of breaches or inaccuracies described in Section 10.03(a)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation) until the Seller Indemnified Parties have suffered aggregate Losses by reason of such breaches or inaccuracies (including as a result of breaches of or inaccuracies in Fundamental Representations) in excess of the Threshold, in which event the Seller Indemnified Party shall be entitled to indemnification for the full amount of such Losses from the first dollar. For the avoidance of doubt, the Seller Indemnified Parties’ right to indemnification under Section 10.03(a)(i) as a result of a breach of or inaccuracy in a Fundamental Representation shall not be subject to the Threshold.

(ii) The maximum amount which the Seller Indemnified Parties may recover arising out of breaches or inaccuracies described in Section 10.03(a)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation) shall be the Cap. For the further avoidance of doubt, the Seller Indemnified Parties’ right to indemnification under Section 10.03(a)(i) as a result of a breach of or inaccuracy in a Fundamental Representation shall not be subject to the Cap.

Section 10.04. Exclusive Remedy. From and after the Closing Date, the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ sole and exclusive remedy for any Claim with respect to the breach of any representation, warranty, covenant or agreement or other express indemnification obligation set forth in this Agreement shall be those remedies set forth in this Article X or Article IX (for any Claim with respect to Taxes); provided, however, that nothing herein shall preclude any party hereto from (a) enforcing its rights to an injunction or specific performance with respect to the performance of post-Closing agreements or obligations pursuant to Section 12.11 or (b) seeking any remedy based upon fraud, knowing misrepresentation or willful or criminal misconduct by any other party hereto (including, without limitation, any fraud, knowing misrepresentation or willful or criminal misconduct committed by any officer, director, member, employee or agent of Sellers, the Company Group or any Affiliate thereof in connection with the transactions contemplated by this Agreement).

Section 10.05. Additional Provisions Regarding Indemnification.

(a) Notwithstanding any other provision of this Article X, the right to indemnification pursuant to this Article X is subject to the following limitations; provided, however, that the following limitations described in (i), (ii), (iii) and (iv) below shall not apply to Losses arising out of fraud, knowing misrepresentation or willful or criminal misconduct:

(i) in no event will any party to this Agreement be liable under this Agreement (for indemnification) to any other party or other Person for punitive damages in connection with any Losses, except where such damages are received by a third party from an Indemnified Party in connection with Losses indemnified hereunder;

(ii) the amount of Loss for which any party to this Agreement may be entitled to seek indemnification under this Agreement will be reduced by (A) the amount of any third-party insurance (and not self-insurance) proceeds or other payment from a third party that is actually received by such party (or its Affiliates) with respect to such Loss (net of any out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such Loss (“Reduction Amounts”)) and (B) any net Tax benefit actually recognized in the year of the Loss by the Indemnified Party;

(iii) if an Indemnified Party, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently actually receives any third-party insurance proceeds or other payment from a third party for which it was actually indemnified pursuant to this Article X, such Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or payment (net of applicable Reduction Amounts); and

(iv) each party to this Agreement (and the Company Group) will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement; provided, however, that (A) this clause (iv) shall not require any party to take any action to recover Losses from any third party unless doing so is commercially reasonable; and (B) the taking of any such action shall not be a condition to indemnification rights hereunder.

(b) All indemnification payments pursuant to this Article X or Article IX shall be deemed to be adjustments to the Initial Purchase Price for U.S. federal income Tax purposes, except as otherwise required by Law.

(c) No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party’s Losses are increased or extended by the willful or criminal misconduct, violation of applicable Law of such party or bad faith of such party.

Section 10.06. Indemnification Procedures.

(a) Any party that has an indemnification obligation under this Agreement is referred to herein as an “Indemnifying Party”; provided, however, that, for purposes of this Section 10.06, in the event that such party is a Seller, “Indemnifying Party” means Sellers, acting through Sellers’ Representative. Any party seeking indemnification pursuant to this Article X is referred to herein as an “Indemnified Party.”

(b) Should any Claim or Proceeding by or involving a third party (including any Governmental Entity) not party to this Agreement (or an Affiliate thereof) arise after the Closing Date for which an Indemnifying Party has an indemnification obligation under the terms of this Agreement (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing (a “Third-Party Claim Notice”) within a reasonable time after such Claim or Proceeding arises and is known to the Indemnified Party; provided, however, that no delay on the part of the Indemnified Party to provide the Indemnifying Party a Third-Party Claim Notice shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(c) If the Indemnifying Party wishes to assume the defense of any Third-Party Claim, the Indemnifying Party shall give written notice to Indemnified Party that it intends to assume such defense within thirty (30) days after notice from Indemnified Party of such Third-Party Claim, the expenses of which such defense shall be paid, as incurred, by the Indemnifying Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume the defense of such Third-Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses based upon, arising out of or resulting from such Third-Party Claim. The Indemnifying Party shall thereafter assume the defense of such Third-Party Claim, through counsel reasonably satisfactory to Indemnified Party; provided that Indemnified Party may participate in such defense at its own expense but, in any event, Indemnifying Party shall have the right, as long as it is actively defending any Claim or Proceeding, to control such defense. Notwithstanding the foregoing, if the Indemnified Party reasonably determines based on the advice of counsel that the representation by counsel chosen by the Indemnifying Party creates a conflict of interest and notifies the Indemnifying Party thereof, the Indemnified Party shall be entitled to participate in the defense of such claim with counsel of its choice for such purpose and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel, as incurred (provided that the Indemnifying Party shall not be required to pay the fees and expenses for more than one such counsel and one local counsel in each relevant jurisdiction for all Indemnified Parties). The Indemnified Party shall reasonably cooperate with Indemnifying Party, its counsel and its other authorized Representatives in connection with the exercise of the rights of Indemnifying Party pursuant to this Section 10.06.

(d) The Indemnifying Party shall be entitled to settle, compromise or consent to the entry of any judgment with respect to any such Third-Party Claim, with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the prior written consent of the Indemnified Party may be withheld in its sole discretion if such settlement, compromise or consent: (i) involves the payment of money damages that will be paid by the Indemnified Party under this Agreement in connection therewith; (ii) imposes any injunctive or other equitable relief against the Indemnified Party; (iii) requires the finding or admission of any wrongdoing by the Indemnified Party or (iv) does not include an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim. If (A) the Indemnifying Party has not assumed the defense of a Third-Party Claim in accordance with Section 10.06(c), (B) in the reasonable judgment of the Indemnified Party, the Indemnifying Party has failed to diligently prosecute the defense of any Third-Party Claim that it has previously assumed or fails to pay the reasonable costs and expenses of the defense of any such Third-Party Claim (including fees of counsel), as incurred, or (C) the Third-Party Claim seeks an order, injunction or other equitable relief for other than monetary damages against the Indemnified Party, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim with counsel of the Indemnified Party’s selection, but the Indemnifying Party shall have no liability with respect to any compromise, settlement or consent to entry of any judgment with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e) If the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the preceding provisions, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with the preceding provisions, the parties hereto will reasonably cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation). If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, the Indemnifying Party’s obligations under this Section 10.06(e) shall apply to the Indemnified Party.

(f) Any claim on account of Losses for which indemnification is provided under this Agreement which does not involve a Third-Party Claim shall be asserted by reasonably prompt written notice (a “Notice of Claim”), stating, in reasonable detail, and to the extent known, the nature and basis of such claim and a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual Losses that have arisen and are expected to arise as a result of such breach or other matter as set forth on such Notice of Claim, given by the Indemnified Party to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(g) Upon receipt of a Notice of Claim, the Indemnifying Party and the Indemnified Party shall consult with each other in an attempt to agree upon the matters set forth in the Notice of Claim and reach a written agreement with respect to such matters (a “Claim Settlement Agreement”). If the Indemnifying Party and the Indemnified Party fail to agree upon the matters contained in such Notice of Claim within thirty (30) days after the date the Notice of Claim is delivered to the Indemnified Party, then, at the request of any party, the Indemnifying Party and the Indemnified Party shall meet in an attempt to resolve the objection described in such Notice of Claim and reach a Claim Settlement Agreement. If the Indemnifying Party and the Indemnified Party enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim shall be deemed to be as resolved as provided therein. If the Indemnifying Party and the Indemnified Party are unable to resolve the objection described in such Notice of Claim within sixty (60) days after delivery by the Indemnified Party of such Notice of Claim, then either party may submit the objections contained in such Notice of Claim for resolution in a proceeding commenced as contemplated by Section 12.07.

Section 10.07. Calculation of Loss Amount. For purposes of determining the amount of any Losses with respect to any claim for indemnification under Section 10.02 or Section 10.03 (but not for purposes of determining whether any representation or warranty in this Agreement has been breached), any qualifiers as to materiality (including Material Adverse Effect or similar terms), contained in an applicable representation and warranty shall be deemed to be deleted and shall be given no force or effect.

ARTICLE XI

TERMINATION; EFFECT OF TERMINATION

Section 11.01. Termination.

This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual written consent of Sellers’ Representative and Buyer; or

(b) Parent or Buyer, if:

(i) there has been a violation or breach of, or inaccuracy in, any representation, warranty, covenant or agreement of any Seller set forth in this Agreement, which violation or breach would cause any of the conditions set forth in Sections 7.01(a) or 7.01(b) not to be satisfied, and such violation or breach has not been waived by Buyer or cured by such Seller within ten (10) Business Days after written notice thereof is given by Buyer;

(ii) since the date of this Agreement, any circumstance, condition, event or change has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii) the conditions set forth in Section 7.01 shall not have been satisfied or waived (to the extent they may be waived under applicable Law) by May 6, 2013, provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 11.01(b)(iii) if its intentional breach of this Agreement has prevented the satisfaction of a condition; or

(c) Sellers’ Representative, if:

(i) there has been a violation or breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Buyer set forth in this Agreement, which violation or breach would cause any of the conditions set forth in Sections 7.02(a) or 7.02(b) not to be satisfied, and such violation or breach has not been waived by Sellers’ Representative or cured by Buyer within ten (10) Business Days after notice thereof is given by Sellers;

(ii) the conditions set forth in Section 7.02 shall not have been satisfied or waived (to the extent they may be waived) by May 6, 2013, provided, however, that Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(ii) if its intentional breach of this Agreement has prevented the satisfaction of a condition; or

(d) Sellers’ Representative or Buyer if any permanent injunction or other Order of a Governmental Entity preventing the Closing shall have become final and nonappealable.

Section 11.02. Termination Procedures. Any termination pursuant to Section 11.01(a) shall be effected by a written instrument signed by Sellers’ Representative and Buyer and any other termination pursuant to Section 11.01 shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

Section 11.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.01, all further obligations of the parties under this Agreement (other than those contained in Section 6.05 and Article XII and this Section 11.03, which shall continue in effect) shall be terminated and shall be of no further force and effect; provided, however, that nothing shall relieve any party from Liability for any breach by such party occurring prior to the termination of this Agreement of either (a) the covenants or agreements of such party set forth in this Agreement, or (b) the representations and warranties of such party set forth in this Agreement which give rise to termination hereof pursuant to Section 11.01(b)(i) or Section 11.01(c)(i) which shall, under these circumstances, survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01. Amendment and Modification. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each Seller and Buyer.

Section 12.02. Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach

Section 12.03. Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

Section 12.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by reputable overnight delivery service or by registered or certified mail (return receipt requested), postage prepaid, or by facsimile or email transmission (with a copy sent by one of the foregoing means), to the parties at the following addresses (or at such other address as any party shall specify by like notice):

(a)	if to Sellers or Sellers’ Representative, to:

Fulghum Fibres, Inc.

3604 Wheeler Rd Suite C

Augusta, Georgia 3090

Attention: Anthony M. Hauff

Facsimile No.: 706-651-1100

Email: tony.hauff@fulghumfibres.com

with a copy (which shall not constitute notice) to:

Parker, Hudson, Rainer & Dobbs LLP

1500 Marquis Two Tower

285 Peachtree Center Avenue, NE

Atlanta, Georgia 30303

Attention: Robert A. Crosby

Facsimile No.: (404) 522-8409

Email: rcrosby@phrd.com

(b)	if to Parent or Buyer, to:

Rentech, Inc.

10877 Wilshire Boulevard, Suite 600

Los Angeles, California 90024

Attention: Dan J. Cohrs

Facsimile No.: (310) 208-7165

Email: dcohrs@rentk.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Attention: Anthony J. Richmond

                   David A. Zaheer

Facsimile No: (213) 891-8763

Email: david.zaheer@lw.com

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

Section 12.05. Assignment; Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties; provided further that, without the consent of Sellers’ Representative or any other party:

(i) Parent or Buyer may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its respective Affiliates; provided that the Parent or Buyer, as applicable, will nonetheless remain liable for all of its obligations hereunder; and

(ii) Parent and Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of Buyer or the Company Group or all or substantially all of their respective assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise); provided that such subsequent purchaser assumes the obligations of Parent and Buyer hereunder and Parent and Buyer nonetheless remain liable for all of their respective obligations hereunder in the event they are not performed by the subsequent purchaser.

(b) Any purported assignment in violation of the provisions hereof shall be void.

(c) The terms and conditions of this Agreement are intended solely for the benefit of the parties hereto, the parties entitled to indemnification under Article X and their respective heirs, executors, personal representatives, successors and permitted assigns and except as otherwise provided herein, it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

Section 12.06. Governing Law. This Agreement shall be governed by the laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 12.07. Suits in New York. Except with respect to disputes referred to Dispute Accountants or Alternative Dispute Accountants pursuant to Section 1.05, the parties agree that any Proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby or thereby shall be brought and enforced in the Supreme Court of the State of New York for the County of New York or in the United States District Court for the Southern District of New York, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.08. Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Counterparts may be executed either in original, faxed or digital transmission form and the parties adopt any signatures received by a receiving fax machine or computer as original signatures of the parties.

Section 12.09. Interpretation; Good Faith. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Sellers Disclosure Schedule, other Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. The Sellers Disclosure Schedule, other Schedules and Exhibits to this Agreement and Annex I are incorporated into and form an integral part of this Agreement. Each Section of the Sellers Disclosure Schedule corresponds to a specific section or subsection of this Agreement. The disclosure in any section or subsection of the Sellers Disclosure Schedule qualifies other sections and subsections in this Agreement for which the relevance or applicability of such disclosure is reasonably apparent. The use in this Agreement of the term “including” means “including without limitation.” References to documents “made available” by Sellers, Senior Management or the Company Group to Buyer in this Agreement mean that such documents must be made available in the data room to which Buyer has been given access in connection with the transaction contemplated by this Agreement. The title of and the article, section and paragraph headings in this Agreement and the provision of tables of contents are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of words importing the singular include the plural and vice versa, and the use of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. All references to monetary amounts are to the currency of the United States and any payment contemplated by this Agreement shall be made (except as otherwise provided) in cash, certified check, wire transfer or any other method that provides immediately available funds to an account designated in writing by the payee. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1. The parties of this Agreement shall act under this Agreement in good faith. Time shall be of the essence of this Agreement and of any part hereof.

Section 12.10. Entire Agreement. This Agreement and the Related Agreements, including the Sellers Disclosure Schedule, other Schedules, Exhibits, Annexes, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersede all prior agreements and understandings between the parties with respect thereto.

Section 12.11. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other party to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the other party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

Section 12.12. Fees and Expenses. Except as otherwise expressly provided herein, Sellers and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Prior to the Closing Date, the Company may pay from its available cash any Transaction Expenses. Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and investment bankers. At or after the Closing, Sellers (not the Company Group) shall bear (from the Purchase Price payments) and be responsible for the fees, commissions, costs, charges, expenses and reimbursements incurred by or required to be paid to the Company Group’s and Sellers’ professional advisors and investment bankers.

Section 12.13. Sellers’ Representative.

(a) Each Seller hereby consents to (i) the appointment of Anthony M. Hauff as the Sellers’ Representative hereunder and as the attorney-in-fact for and on behalf of such Seller, and (ii) the taking by Sellers’ Representative of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, the exercise of the power to (A) agree to execute any amendments to or terminations of this Agreement, the Related Agreements and all other documents contemplated hereby and thereby, (B) authorize delivery to Buyer in accordance with the Escrow Agreement from the Price Adjustment Escrow Account an amount equal to the Post-Closing Reduction, if any Post-Closing Reduction is required under Section 1.05, (C) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to any indemnification claims under Article X, (D) resolve any such indemnification claims and authorize delivery to any Buyer Indemnified Party in accordance with the Escrow Agreement from the Indemnity Escrow Account an amount equal to any disbursements to resolve any such indemnification claim, (E) make any representations, warranties or certifications pursuant to this Agreement on behalf of such Seller, (F) accept receipt of such Seller’s Pro Rata Portion of the Initial Sellers Payment on behalf of such Seller in full satisfaction of Buyer’s obligation to make such payment hereunder and (G) take all actions necessary in the judgment of Sellers’ Representative incidental to or for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

(b) Each Seller shall be bound by the actions taken by Sellers’ Representative exercising the rights granted to him by this Agreement, the Related Agreements or the other documents contemplated by this Agreement, and Parent and Buyer shall be entitled to rely on any such action or decision of Sellers’ Representative. Sellers’ Representative shall not be entitled to any fee, commission, compensation or reimbursement for the performance of his services hereunder or under the Related Agreements from Parent, Buyer or Sellers or from the cash constituting the Initial Sellers Payment.

(c) Sellers’ Representative shall have the sole discretion to use the Expense Funds to pay any expenses incurred by Sellers’ Representative in his capacity as Sellers’ Representative, including, without limitation, any attorneys’, accountants’ and other experts’ fees. Once Sellers’ Representative determines, in his sole discretion, that Sellers’ Representative will not incur any additional expenses in his capacity as Sellers’ Representative, Sellers’ Representative will distribute, at the sole expense of Sellers’ Representative, to Sellers, in accordance with their respective Pro Rata Portions, the remaining unused Expense Funds, if any, without interest; provided, however, that Sellers’ Representative shall not be required to return any amount to any Seller if the amount such Seller would otherwise receive would be less than Fifty Dollars ($50).

(d) Sellers’ Representative, acting in such capacity, shall have no obligations to any other party to this Agreement other than as expressly set forth in this Agreement, including as agent, fiduciary or trustee of or for any Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted to be taken under or in connection with this Agreement, the Related Agreements or the other documents contemplated by this Agreement, and each Seller hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from Sellers’ Representative’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) in connection with his duties expressly set forth herein.

(e) If Sellers’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, Sellers shall appoint a new Sellers’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Sellers’ Representative to Buyer. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Buyer, Sellers and Sellers’ Representative have each caused this Agreement to be executed by its duly authorized signatory, each as of the date first above written.

PARENT:

RENTECH, INC.

By:	/s/ D. Hunt Ramsbottom
Name: D. Hunt Ramsbottom
Title: Chief Executive Officer and President

BUYER:

RENTECH WP U.S. INC.

By:	/s/ D. Hunt Ramsbottom
Name: D. Hunt Ramsbottom
Title: President

SELLERS:

THE SPECIFIC TRUST PURSUANT TO ITEM 7 U/W OF O. T. FULGHUM, JR. DATED NOVEMBER 6, 2006

By:	/s/ Joan F. Fulghum
Name: Joan F. Fulghum
Title: Co-Trustee

By:	/s/ H. Heyward Wells, Jr.
Name: H. Heyward Wells, Jr.
Title: Co-Trustee

- Signature Page to Stock Purchase Agreement -

THE MARITAL TRUST PURSUANT TO ITEM 8 U/W OF O. T. FULGHUM, JR. DATED NOVEMBER 6, 2006

By:	/s/ Joan F. Fulghum
Name: Joan F. Fulghum
Title: Co-Trustee

By:	/s/ H. Heyward Wells, Jr.
Name: H. Heyward Wells, Jr.
Title: Co-Trustee

THE RESIDUARY TRUST PURSUANT TO ITEM 9 U/W OF O. T. FULGHUM, JR. DATED NOVEMBER 6, 2006

By:	/s/ Joan F. Fulghum
Name: Joan F. Fulghum
Title: Co-Trustee

By:	/s/ H. Heyward Wells, Jr.
Name: H. Heyward Wells, Jr.
Title: Co-Trustee

JUDY A. KING

/s/ Judy A. King

ANTHONY M. HAUFF

/s/ Anthony M. Hauff

H. HEYWARD WELLS, JR.

/s/ H. Heyward Wells, Jr.

- Signature Page to Stock Purchase Agreement -

HEYWARD T. FULGHUM

/s/ Heyward T. Fulghum

THE ESTATE OF L. PAUL GLASSBURNER, JR.

By:	/s/ Cathy Fox
Name: Cathy Fox
Title: Executor, Estate of Paul Glassburner

THE ESTATE OF FRED SIMS

By:	/s/ Barbara Sims
Name: Barbara Sims
Title: Executor

JEFFREY M. HARVEY

/s/ Jeffrey M. Harvey

THOMAS C. HARVEY

/s/ Thomas C. Harvey

WILLIAM H. HARVEY

/s/ William H. Harvey

- Signature Page to Stock Purchase Agreement -

MARY VIRGINIA HARVEY

/s/ Mary Virginia Harvey

JOAN F. FULGHUM

/s/ Joan F. Fulghum

JEFFREY BOATRIGHT

/s/ Jeffrey Boatright

KURT MÄLZER

/s/ Kurt Mälzer

JOHN BRADLEY

/s/ John Bradley

SELLERS’ REPRESENTATIVE:

ANTHONY M. HAUFF

/s/ Anthony M. Hauff

- Signature Page to Stock Purchase Agreement -

ANNEX I

CERTAIN DEFINITIONS

“Affidavit of Loss” has the meaning set forth in Section 1.04(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For purposes of this definition, “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Dispute Accountant” has the meaning set forth in Section 1.05(c)(iii).

“Another Transaction” means a sale, transfer, merger, reorganization, share exchange, consolidation, business combination or similar disposition involving the Company or any Company Subsidiary, any sale or other disposition of all or a material portion of the assets of the Company Group, or of any equity or voting securities of the Company or any Company Subsidiary.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Base-Line Net Working Capital” means an amount equal to Eighteen Million One Hundred Sixty Six Thousand Dollars ($18,166,000).

“Business” means (a) the Company Group’s business of owning and operating wood chipping facilities; and (b) any other business conducted by the Company Group as of the date of this Agreement or as of the Closing Date.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Los Angeles, California or New York, New York are authorized or required by law to close.

“Business Know-How” means all supply information, raw material information, storage methods, processing methods, distribution methods and procedures, protocols, facility and equipment layouts and specifications, blue prints and other information used by the Company Group in the operation of the Business, whether or not the foregoing rises to the level of trade secret or is confidential.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02(a).

“Cap” has the meaning set forth in Section 10.02(c)(iii).

Annex I-1

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.

“Chilean Income Tax Law” Decree law 824 of 1974 sobre Impuesto a la Renta, as amended.

“Chilean Subsidiaries” means Fulghum Fibres Chile S.A., a Chile entity, Forestal Los Andes S.A., a Chile entity, and Forestal Pacifico S.A., a Chile entity.

“Claim” means any claim, demand, assessment or cause of action.

“Claim Settlement Agreement” has the meaning set forth in Section 10.06(g).

“Closing” has the meaning set forth in Section 8.01.

“Closing Addition” has the meaning set forth in Section 1.05(a).

“Closing Balance Sheet” means the balance sheet of the Company Group as of immediately prior to the Closing, as prepared in accordance with Section 1.05.

“Closing Date” has the meaning set forth in Section 8.01.

“Closing Reduction” has the meaning set forth in Section 1.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Summary of the Transactions.

“Company” has the meaning set forth in the Summary of Transaction.

“Company Accounting Principles” means the accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuations and estimation methodologies) that were used in the preparation of the audited Company Financial Statements.

Annex I-2

“Company Debt” means, at any specified time, any of the following indebtedness (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) all Liabilities or obligations of the Company Group to any Person for borrowed money (excluding accounts payable and other normal trade obligations incurred in the ordinary course of business); (b) all Liabilities or obligations of the Company Group as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; provided, however, that, for the avoidance of doubt, the items set forth on Schedule 1.05(a) of the Sellers Disclosure Schedule shall be deemed to be in conformity with GAAP; (c) all other Liabilities or obligations owed by the Company Group under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by the Company Group; (d) all Liabilities or obligations of the Company Group under interest rate cap, swap, collar or similar transactions or currency or commodity hedging transactions and any other arrangements designed to provide protection against fluctuations in interest or currency rates (valued at the termination value thereof); (e) all letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations issued for the account of the Company Group; (f) all guarantees and keepwell arrangements of the Company Group of any indebtedness of the type described in this definition of any other Person; (g) all Liabilities or obligations of the Company Group to pay the deferred purchase price of property, goods or services; (h) all Liabilities or obligations of the Company Group arising from cash/book overdrafts; (i) all Liabilities or obligations of the Company Group under conditional sale or other title retention agreements; (j) all Liabilities or obligations of the Company Group with respect to vendor advances or any other advances made to the Company Group; (k) all interest, premium, prepayment penalties, fees or any defeasance or other costs or expenses payable in respect of any of the foregoing as if it were paid or satisfied in full as of immediately prior to the Closing; (l) Liabilities or obligations of others guaranteed by, or secured by any Encumbrance on the assets of, the Company Group; and (m) the net amount of the Liabilities or obligations of the Company Group to any Seller or Affiliate of any Seller (other than the Company Group) (except for compensation payable to any such Seller or Affiliate in the ordinary course of business for such Seller’s or Affiliate’s services as an employee of the Company Group).

“Company Financial Statements” has the meaning set forth in Section 4.05.

“Company Group” means the Company and Company Subsidiaries. Unless the context clearly requires otherwise, each reference to the “Company Group” herein shall refer to each member of the Company Group individually and to the Company Group collectively.

“Company Stock Certificate” means a valid certificate representing Shares of the Company’s Common Stock or Preferred Stock.

“Company Subsidiaries” means the Subsidiaries of the Company and Fulghum Graanul, LLC, a Georgia limited liability company. Unless the context clearly requires otherwise, each reference to the “Company Subsidiaries” herein shall refer to each of the Company Subsidiaries individually and to the Company Subsidiaries collectively.

“Constitutional Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Constitutional Documents” (a) of a limited liability company are its certificate of formation and limited liability company agreement and (b) of a corporation are its certificate of incorporation and bylaws.

“Continued Service Amount” has the meaning set forth in Section 1.04(f).

Annex I-3

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, commitment or other contract or agreement, whether written or oral, including all amendments, modifications or supplements thereto.

“Dispute Accountants” means BDO USA, LLP, so long as none of Parent, Buyer nor Sellers (or any of their respective Affiliates) has a relationship with BDO USA, LLP. In the event that Parent, Buyer, Sellers, or any of their respective Affiliates has a relationship with BDO USA, LLP, then Parent, Buyer and Sellers’ Representative shall mutually select an Alternative Dispute Accountant.

“Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other plan, program, agreement or arrangement establishing, providing for and/or memorializing the terms of employment, consulting, service, nondisclosure, nonsolicitation, qualified or non-qualified deferred compensation, bonus, incentive compensation, compensatory equity or equity-linked awards or incentives, severance, termination, retirement, supplemental retirement, pension, profit-sharing, excess benefit, retention, transaction, change in control, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, paid-time-off, fringe benefit (cash or non-cash), group or individual health, medical, retiree medical, dental, vision, disability, accident, life insurance or survivor benefit, savings, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, or any other compensation or benefit plan (and any trust, escrow, funding, insurance or other similar agreement related to any of the foregoing), in any case, which is maintained, participated in, contributed to or sponsored by the Company Group and which covers, is entered into by or with and/or provides compensation or benefits to any current or former employees of the Company Group, or to which the Company Group contributes or is obligated to contribute, or with respect to which the Company Group may have any liability, whether actual or contingent, direct or indirect.

“Encumbrances” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, rights of way, options, rights of first refusal, voting (including any proxy) or transfer agreements, grants of power to confess judgment, conditional sales and title retention agreements (including any lease in the nature thereof) and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Enforceability Limitations” means (a) applicable Law limiting indemnification or contribution provisions, (b) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or (c) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

“Environmental Claim” means any Claim, Proceeding, obligation, notice of violation, consent order, consent decree, investigation or written notice by any Person alleging potential liability or responsibility arising out of, based on or resulting from (a) the presence or Release of any Substances, (b) the Handling of Substances, or (c) any violation or alleged violation of any Environmental Law.

Annex I-4

“Environmental Laws” means all Laws relating to or addressing: (a) protection of the environment, including related to pollution, contamination, cleanup, preservation or restoration of the environment, and reclamation; (b) health, safety or security, including occupational safety and the exposure of employees and other persons to any Substances; (c) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release of any Substance or threatened Release; and (d) the Handling of Substances, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational, Health, and Safety Act of 1970, as amended, 29 USC § 651 et seq., the Maritime Transportation Security Act of 2002, as amended, Pub. L. 107-295, 116 Stat. 2064, the regulations promulgated thereunder, and any similar environmental Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, such entity under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Accounts” has the meaning set forth in Section 1.06.

“Escrow Agent” has the meaning set forth in Section 1.04(a).

“Escrow Agreement” has the meaning set forth in Section 1.04(a).

“Escrow Funds” means the undistributed portion of the Price Adjustment Escrow Amount, Indemnity Escrow Amount and Escrow Income.

“Escrow Income” means interest and proceeds earned on the Price Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.03(c).

“Estimated Closing Date Indebtedness” means the estimated Company Debt as of immediately prior to the Closing, as set forth in the Payoff Letters to be delivered by Sellers pursuant to Section 1.03(a) or derived from the Estimated Closing Balance Sheet to be delivered by Sellers pursuant to Section 1.05(a).

“Estimated Net Working Capital” means the estimated Net Working Capital of the Company Group as of immediately prior to the Closing, as derived from the Estimated Closing Balance Sheet to be delivered by Sellers pursuant to Section 1.05(a).

“Estimated Transaction Expense Statement” has the meaning set forth in Section 1.03(b).

Annex I-5

“Estimated Transaction Expenses” means the estimated Transaction Expenses as of the Closing Date, as set forth in the Estimated Transaction Expense Statement to be delivered by Sellers pursuant to Section 1.03(b).

“Expense Funds” has the meaning set forth in Section 1.04(e).

“Facility” means any real property or facility owned, leased, operated or used at any time by the Company Group or any predecessor to the Company Group, including the Real Property.

“Family Member” with respect to a person means (a) such person’s spouse, parents, grandparents, children, grandchildren, siblings, nieces and nephews (in each case whether adoptive or biological), and (b) spouses of such person’s children, grandchildren, siblings, nieces and nephews (in each case whether adoptive or biological).

“Final Closing Balance Sheet” has the meaning set forth in Section 1.05(b).

“Final Closing Date Indebtedness” means the final Company Debt as of immediately prior to the Closing, as determined pursuant to Section 1.05(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.05(c).

“Final Net Working Capital” means the final Net Working Capital of the Company Group as of immediately prior to the Closing, as determined pursuant to Section 1.05(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.05(c).

“Final Transaction Expenses” means the final Transaction Expenses, as determined pursuant to Section 1.05(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.05(c).

“Foreign Plans” has the meaning set forth in Section 4.14(j).

“Fundamental Representations” has the meaning set forth in Section 10.01.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any Federal, state, local or foreign political subdivision, court, tribunal, judicial or arbitral body, administrative agency, board, bureau, commission or department or other governmental authority or instrumentality.

“Handling of Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Substances.

Annex I-6

“Improvements” means for any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by the Company Group and used in, on, or at such Real Property; all heating, ventilating, air conditioning, mechanical, electrical, and other plumbing systems; roof; structure; loading docks, parking lots, garages, and other facilities serving any such buildings; landscaping and site improvements; construction work in progress; and building materials to be used in such construction work.

“Indemnified Party” has the meaning set forth in Section 10.06(a).

“Indemnifying Party” has the meaning set forth in Section 10.06(a).

“Indemnity Escrow Account” has the meaning set forth in Section 1.06.

“Indemnity Escrow Amount” has the meaning set forth in Section 1.04(a).

“Initial Purchase Price” has the meaning set forth in Section 1.02.

“Initial Sellers Payment” has the meaning set forth in Section 1.04(f).

“Intellectual Property Rights” means all intellectual property and other similar proprietary rights in any jurisdiction whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (a) patents and patent applications, designs, inventions, discoveries and improvements; (b) trademarks, trade names, service marks, trade dress, service names, logos and designs and other indications of origin, together with all goodwill associated therewith, and all applications and registrations in connection therewith; (c) domain names, websites, internet addresses and any registrations, of, applications to register, and renewals and extensions thereof; (d) copyrights and copyright rights, whether in published or unpublished works and whether in digital or print media, and all applications and registrations in connection therewith; (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical, Business Know-How and other know-how information, proprietary processes and formulae, franchises, licenses, inventions, all documentation and media constituting, describing or relating to the foregoing, including Software, and all rights to limit the use or disclosure thereof; (f) all other intellectual and proprietary rights, of every kind and nature throughout the world and however designated in all media in existence now or hereafter developed (including without limitation, moral rights, character rights, publicity rights, privacy rights and “rental” rights), whether arising by operation of law, contract, license or otherwise, and (g) all rights to sue or otherwise claim for past, present or future infringement or unauthorized use or disclosure or breach of any of the foregoing.

“Inventory” means all of the inventory held by the Company Group for resale, and all of the Company Group’s raw materials, works in process, finished products and supply and packaging items, and similar items, in each case wherever the same may be located.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Sellers, the actual knowledge of any of Senior Management, or Juan Pablo Del Solar, in each case, after reasonable inquiry.

“Landlord” means the “landlord,” “lessor” or equivalent under a Real Property Lease.

Annex I-7

“Law” means any federal, state, local or foreign law, statute, ordinance, code, decree, treaty, rule, rule of common law, policy, guidance, directive or regulation or Order of any Governmental Entity and all other provisions having the force or effect of law.

“Leased Real Property” means all real property occupied by any of the Company Group as a tenant, subtenant, licensee or other occupant under a written or oral agreement; all rights, easements, and privileges appertaining or relating to such real property; and all Improvements located on such real property, all as listed on Section 4.11(a) of the Sellers Disclosure Schedule.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Losses” means any and all losses, damages, Liabilities, costs and expenses (including reasonable attorneys’ or accountants’ fees and reasonable expenses incurred in investigating, preparing for, defending, avoiding or settling any Proceeding), diminution in value, assessments, deficiencies, fines, penalties, obligations, payments (including those arising out of settlement, judgment or compromise relating to any Proceeding) or Taxes (including interest or penalties thereon).

“Material Adverse Effect” means any circumstance, condition, event or change that has had or would reasonably be expected to have (a) a material adverse effect upon the Business, assets, condition (financial or otherwise), operating results or Liabilities of the Company Group, taken as a whole; provided, however, that the following will not be considered when determining whether a Material Adverse Effect has occurred: (i) any general social, political or economic condition or event, the effects of which are not specific or unique to the Company Group, taken as a whole, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (ii) the general condition of the industries in which the Company Group operate, including any change in such general industry conditions; or (iii) any change in Law or GAAP after the date of this Agreement, except, in the case of clauses (i) and (ii), to the extent that the Company Group, taken as a whole, is disproportionately affected by such circumstance, condition, event or change as compared to other Persons engaged in the business in which the Company Group operate or (b) a material adverse effect on any Seller’s ability to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Net Working Capital” means an amount equal to (a) the amount of the cash and cash equivalents, restricted cash for loan repayment, accounts receivable, spare parts inventories, inventories available for sale and prepaid expenses of the Company Group, minus (b) the amount of the accounts payable, accrued expenses, deferred income and other current liabilities, if any, of the Company Group. Notwithstanding the foregoing, (i) the amount referenced in the foregoing clause (a) shall not include the debts or related interest owing to the Company by certain officers and shareholders of the Company listed on Section 4.04 of the Sellers Disclosure Schedule and (ii) the amount referenced in foregoing clause (b) shall not include the amount of the line of credit or current portion-long-term debt of the Company Group.

Annex I-8

“Notice of Claim” has the meaning set forth in Section 10.06(f).

“Orders” means judgments, writs, decrees, directives, rulings, compliance agreements, injunctions, awards, assessments, writs, stipulations, determination of awards, settlement agreements or orders of any Governmental Entity or arbitrator.

“Owned Real Property” means all real property owned by the Company Group, including any buildings, structures and Improvements thereon or appurtenances thereto, and all rights, easements, and privileges appertaining or relating to such real property.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Parent” has the meaning set forth in the Preamble.

“Payoff Amount” means the aggregate amount payable as of the Closing Date to pay off and satisfy in full all Company Debt (except as set forth in Section 4.06(b)) outstanding as of the Closing Date.

“Payoff Indebtedness” has the meaning set forth in Section 7.01(j).

“Payoff Letter” means one or more payoff letters with respect to the Payoff Indebtedness which shall state that (a) if the party delivering such Payoff Letter is an agent for the lenders under the Payoff Indebtedness, that it is acting in its capacity as agent for such lenders, (b) upon the payment of that portion of the Payoff Amount set forth in such Payoff Letter by the time and date specified in the Payoff Letter (plus any per diem amounts that may increase that portion of the Payoff Amount set forth therein), the Company Group shall have satisfied all obligations to the applicable lender or lenders under the documents governing the Payoff Indebtedness (other than breakage costs which may be invoiced at a later date and expense reimbursement and indemnification obligations which are not yet due and payable and survive the termination of the applicable loan documents), (c) all commitments of the lenders under the applicable Payoff Indebtedness have been terminated in full, (d) all guarantees and liens granted under the Payoff Indebtedness, if any, shall have been or, upon the disbursement of the relevant portion of the Payoff Amount in accordance with the instructions in the applicable Payoff Letter shall be, discharged and released in their entirety, and (e) each applicable lender or its agent agrees to deliver all lien releases or other documents reasonably requested by Buyer or any lender to Buyer to evidence the releases referred to in clause (d).

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, consents, exemptions, approvals, variances and similar rights obtained, or required to be obtained, from Governmental Entities or pursuant to any Law.

Annex I-9

“Permitted Encumbrances” means: (a) carriers’, warehousemen’s, mechanic’s, materialman’s or similar liens arising in the ordinary course of business or with respect to amounts that are not yet due and payable or that are being diligently contested in good faith (and, to the extent being contested, for which adequate reserves have been recorded in the Company Financial Statements); (b) restrictions on the transferability of securities arising under applicable securities laws; (c) workers or unemployment compensation liens arising in the ordinary course of business of the Company Group (for which adequate reserves have been recorded in the Company Financial Statements); (d) Encumbrances for Taxes or assessments or other governmental charges which are not yet due and payable or that are being contested in good faith (and, to the extent being contested, for which adequate reserves have been recorded in the Company Financial Statements); or (e) minor imperfections of title, conditions, easements and reservations of rights, rights of way, building, zoning and other similar encumbrances or title defects, the existence of which do not materially impair the operation of the Company Group’s business in the ordinary course.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity (or any department, agency or political subdivision thereof).

“Post-Closing Addition” has the meaning set forth in Section 1.05(d).

“Post-Closing Reduction” has the meaning set forth in Section 1.05(d).

“Preferred Stock” has the meaning set forth in the Summary of the Transactions.

“Pre-Closing Period” has the meaning set forth in Section 6.01.

“Price Adjustment Escrow Account” has the meaning set forth in Section 1.06.

“Price Adjustment Escrow Amount” has the meaning set forth in Section 1.04(a).

“Pro Rata Portion” means, with respect to each Seller, the percentage applicable to such Seller as set forth on Schedule I.

“Proceeding” means any Claim, action, suit, order, hearing, notice, demand letter, request for information, litigation, demand, directive, inquiry or investigation, or any legal, administrative or arbitration proceeding, whether civil, criminal or administrative.

“Purchase Price” has the meaning set forth in Section 1.02.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” means all leases, licenses, and other agreements (as amended from time to time) by which the Company Group uses, occupies, or possesses any Leased Real Property.

“Reduction Amounts” has the meaning set forth in Section 10.05(a)(ii).

Annex I-10

“Related Agreements” has the meaning set forth in Section 2.01.

“Related Party” has the meaning set forth in Section 4.20.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Substances, whether sudden or non-sudden and whether accidental or non-accidental, or any “release”, “emission” or “discharge” as those terms are defined pursuant to any Environmental Law.

“Representatives” means a party’s Affiliates and the party’s and its Affiliates’ respective board members, officers, employees, legal advisors, accountants, consultants, investment bankers, lenders, potential lenders and other agents and advisors.

“Section 280G Approval” has the meaning set forth in Section 6.10(b).

“Section 280G Soliciting Materials” has the meaning set forth in Section 6.10(c).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 10.03(a).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Senior Management” means H. Heyward Wells, Jr., Anthony M. Hauff and Kurt Mälzer.

“Shares” has the meaning set forth in the Summary of Transaction.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and including any updates thereto, (b) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting the respective internet site(s), and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 9.04(d).

“Subsidiary” means, when used in reference to any Person, any corporation or other entity of which such Person owns, directly or indirectly, (a) 50% or more of the outstanding shares of stock, other equity interests or voting securities, or (b) outstanding securities having ordinary voting power to elect the majority of the board of directors or other managing body of such corporation or entity.

Annex I-11

“Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (a) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum (including any jet fuel or aviation gas) or any breakdown constituents or fraction thereof, or any chemical(s) used for deicing, (b) requires removal, remediation or reporting under, or is otherwise regulated pursuant to, any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, sales, use, ad valorem, value added, transfer, registration, franchise, profits, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, environmental, capital stock, real property, personal property, escheat or windfall profits taxes, alternative or add-on minimum taxes, customs duties or estimated tax and other taxes, fees, assessments or charges of any kind whatsoever, deposits related thereto, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign).

“Tax Contest” has the meaning set forth in Section 9.04(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 10.06(b).

“Third-Party Claim Notice” has the meaning set forth in Section 10.06(b).

“Threshold” has the meaning set forth in Section 10.02(c)(ii).

“Title Exceptions” means all Encumbrances and other exceptions to the Company Group’s ownership of the subject property listed in the Title Policy.

“Title Policy” or “Title Policies” means owner’s policies of title insurance for any Real Property, issued in each case by a title insurance company licensed to do business in the jurisdiction where such Real Property is located.

“Transaction Bonus Letter” means the Transaction Bonus Letter executed by each member of the Senior Management in the form attached hereto as Exhibit E.

“Transaction Compensation” means all transaction, closing, change-in-control, retention, severance or other transaction or transaction-linked bonuses or other compensation, payments or benefits to which any current or former directors, officers, employees, or consultants of the Company Group (or any beneficiaries thereof) become entitled on or prior to the Closing in connection with the transactions contemplated by this Agreement or the Related Agreements (including any termination of service in connection therewith), whether payable hereunder, under any Employee Plan or under any other plan, policy or agreement, together with any Taxes incurred or to be incurred by the Company Group in respect thereof.

Annex I-12

“Transaction Expenses” means all costs, fees, expenses and other amounts incurred or payable by the Company Group related to or arising out of the transactions contemplated by this Agreement or the Related Agreements, or the planning, structuring, negotiating or consummating of the transactions contemplated by this Agreement or the Related Agreements, including without limitation, (a) any Transaction Compensation, and (b) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred or payable by the Company Group related to or arising out of the transactions contemplated by this Agreement or the Related Agreements.

“Transfer Taxes” has the meaning set forth in Section 9.03.

“WARN Act” has the meaning set forth in Section 4.13(h).

Annex I-13